UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Simon Property Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 5, 2012

Dear Fellow Stockholder:

        It is my pleasure to invite you to the 2012 Annual Meeting of Stockholders of Simon Property Group, Inc. This year's meeting will be held on Thursday, May 17, 2012 at 8:30 a.m. (EDT), at our executive offices located at 225 West Washington Street, Indianapolis, Indiana. At the meeting, stockholders will vote on the business items listed in the notice of the meeting, which follows on the next page.

        Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

        You may vote your shares by telephone, via the Internet, or by signing, dating and returning your proxy card.

        I appreciate your continued interest and support of our company and look forward to seeing you at the annual meeting.

Sincerely,

David Simon Chairman of the Board and Chief Executive Officer

Simon Property Group, Inc.
225 West Washington Street
Indianapolis, Indiana 46204

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:30 a.m. (EDT) on Thursday, May 17, 2012
PLACE	225 West Washington Street Indianapolis, Indiana 46204
ITEMS OF BUSINESS	(1) To elect ten directors, including three directors to be elected by the voting trustees who vote the Class B common stock.
(2) To hold the annual advisory vote to approve the company's executive compensation.
(3) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.
(4) To consider approving the Simon Property Group 1998 Stock Incentive Plan, as amended and restated.
(5) To transact such other business as may properly come before the meeting.
RECORD DATE	You can vote if you are a stockholder of record on March 19, 2012.
ANNUAL REPORT	Our 2011 annual report to stockholders accompanies but is not part of these proxy materials.
PROXY VOTING	We cordially invite you to attend the meeting, but regardless of whether you plan to be present, please vote in one of these ways:
(1) Visit the WEBSITE noted on your proxy card or the Notice of Internet Availability of Proxy Materials to vote via the Internet;
(2) If you receive a printed copy of the proxy materials by mail, use the TOLL-FREE TELEPHONE NUMBER shown on your proxy card; or
(3) If you receive a printed copy of the proxy materials by mail, MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.
Any proxy may be revoked at any time prior to its exercise at the meeting.
ADMISSION TO THE MEETING
Proof of ownership and a form of photo identification will be required for admission to the meeting. For further information on admission, please refer to the question entitled "What do I need to do to attend the meeting in person?" on page 2 of the proxy statement which follows this notice.
By order of the Board of Directors.
April 5, 2012	James M. Barkley Secretary

Simon Property Group, Inc.
225 West Washington Street
Indianapolis, Indiana 46204

PROXY STATEMENT

        This proxy statement and accompanying proxy are being provided to stockholders on or about April 5, 2012 in connection with the solicitation by the Board of Directors of Simon Property Group, Inc. ("Simon," "we," "us," "our" or the "company") of proxies to be voted at the 2012 annual meeting on May 17, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did some stockholders receive a Notice of Internet Availability of Proxy Materials?

        Certain of our stockholders will receive a Notice of Internet Availability of Proxy Materials, or Notice, which was or will be sent to stockholders on or about April 5, 2012, containing information on the availability of our proxy materials on the Internet. Stockholders who received the Notice by mail will not receive a printed copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our 2011 Annual Report to Stockholders, and how you may vote by proxy.

What is a proxy?

        A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons named in the proxy card, David Simon and J. Albert Smith, Jr., the authority to vote your shares in the manner you indicate on your proxy card.

Who is qualified to vote?

        You are qualified to vote on all matters presented to the stockholders at the meeting if you own shares of our common stock, par value $.0001 per share, or Class B common stock, par value $.0001 per share, at the close of business on March 19, 2012.

        All of the Class B common shares are subject to a voting trust as to which Herbert Simon and David Simon are the voting trustees. The Board is not soliciting proxies in respect of the Class B common shares.

How many shares may vote at the meeting?

        On March 19, 2012, there were outstanding 303,032,556 shares of common stock and 8,000 shares of Class B common stock. As a result, a total of 303,040,556 shares are entitled to vote (which we refer to in this proxy statement as the "voting shares") on all matters presented to stockholders at the meeting.

How many shares must be present to hold the meeting?

        The presence at the meeting in person or by proxy of holders of shares representing a majority of all the votes entitled to be cast at the meeting, or 151,520,279 voting shares, will constitute a quorum for the transaction of business.

What is the difference between a "stockholder of record" and a "street name" holder?

        These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Shareowner Services, our transfer agent, you are a "stockholder of record." If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a "street name" holder.

How do I vote my shares?

        If you are a "stockholder of record," you have several choices. You can vote your shares by proxy:

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  Via the Internet;

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  By telephone; or

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  By mailing your proxy card.

        Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

        If you hold your shares in "street name," your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the meeting?

        If you are a "stockholder of record," you may vote your shares in person at the meeting. If you hold your shares in "street name," you must obtain a proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting.

What do I need to do to attend the meeting in person?

        Proof of stock ownership and some form of government-issued photo identification (such as a valid driver's license or passport) will be required for admission to the meeting. Only stockholders who owned Simon Property Group, Inc. common stock as of the close of business on March 19, 2012 are entitled to attend the meeting.

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  If your shares are registered in your name and you owned Simon Property Group, Inc. common stock as of the close of business on March 19, 2012, you only need to provide some form of government issued photo identification for admission.

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  If your shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of common stock on March 19, 2012, and provide some form of government-issued photo identification.

What are the Board's recommendations on how I should vote my shares?

        The Board recommends that you vote your shares as follows:

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  Proposal 1: FOR all of the nominees for election as directors.

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  Proposal 2: FOR the advisory vote to approve executive compensation.

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  Proposal 3: FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2012.

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  Proposal 4: FOR the proposal to approve the amended and restated 1998 Stock Incentive Plan.

How would my shares be voted if I do not specify how they should be voted?

        If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares as follows:

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  Proposal 1: FOR all of the nominees for election as directors.

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  Proposal 2: FOR the advisory vote to approve executive compensation.

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  Proposal 3: FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2012.

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  Proposal 4: FOR the proposal to approve the amended and restated 1998 Stock Incentive Plan.

What are broker non-votes?

        A broker non-vote occurs when a nominee, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote for that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. Proposals 1, 2 and 4 all fall into this category. If you do not provide your broker with voting instructions, any of your shares held by the broker will not be voted on any of these proposals.

What vote is required to approve each proposal?

        All voting shares are entitled to one vote per share. To approve each of the proposals, the following votes are required from the holders of voting shares.

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	election of directors	For the nominees to be elected by the holders of voting shares, approval by a majority of the votes cast. Under our By-Laws, a nominee who receives more AGAINST votes than FOR votes will be required to tender his or her resignation. See "CORPORATE GOVERNANCE MATTERS—Majority Vote Standard for Election of Directors."	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
2	advisory vote to approve executive compensation	This proposal is advisory and not binding. We will consider stockholders to have approved the proposal if there are more votes cast FOR the proposal than AGAINST.	Abstentions and broker non-votes will not affect the outcome of the vote.
3	ratification of appointment of independent auditors	A majority of the voting shares present in person or by proxy.	Abstentions will count as votes against the proposal.
4	approval of amended and restated 1998 Stock Incentive Plan
		A majority of the voting shares present in person or by proxy. In addition, the rules of the New York Stock Exchange, or NYSE, require the number of votes cast in favor of Proposal 4 must represent more than 50% of all shares entitled to vote on such proposal.	Abstentions and broker non-votes will count as votes against the proposal.

        The voting trustees who vote the Class B common stock have advised us that they intend to vote all shares of the Class B common stock FOR the election of all nominees, and FOR the three other proposals being submitted to stockholders.

Why did I receive more than one Notice or proxy card?

        You will receive multiple Notices or cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in "street name"), you will receive your proxy card or other voting information from your broker, and you will return your proxy card(s) to your broker. You should vote on and sign each proxy card you receive.

Can I change my vote after I have mailed in my proxy card?

        You may revoke your proxy by doing one of the following:

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  By sending a written notice of revocation to our Secretary at 225 West Washington Street, Indianapolis, Indiana 46204 that is received prior to the meeting, stating that you revoke your proxy;

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  By signing a later-dated proxy card and submitting it so that it is received prior to the meeting in accordance with the instructions included in the proxy card(s); or

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  By attending the meeting and voting your shares in person.

Will the results of the advisory vote on executive compensation be binding on the company or its board of directors?

        The outcome of the advisory vote on executive compensation will not bind the company or restrict the Board of Directors in any manner when the Board makes decisions on these subjects. The Board could, if it concluded it was in our best interests to do so, choose not to follow or implement the stockholders' advice on this matter.

What happens if additional matters are presented at the annual meeting?

        We know of no other matters other than the items of business described in this proxy statement that can be considered at the meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.

Who will count the votes?

        Broadridge Financial Solutions, Inc. will count the votes and will facilitate the engagement of an independent inspector of election. The inspector will be present at the meeting.

Will the meeting be accessible to disabled persons?

        Our executive offices are accessible to disabled persons. Please call us at least five days in advance at 317-685-7330 if you require any special accommodations.

How can I review the list of stockholders entitled to vote at the meeting?

        A list of stockholders entitled to vote at the meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:45 a.m. and 4:30 p.m. (EDT), at our offices at 225 West Washington Street, Indianapolis, Indiana 46204. If you were a stockholder on March 19, 2012, and would like to view the stockholder list, please contact our Secretary to schedule an appointment.

Who pays the cost of this proxy solicitation?

        We will pay the cost of preparing, assembling and mailing the proxy materials. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so. In addition, we have hired MacKenzie Partners, Inc. to assist in the solicitation of proxies. We will pay MacKenzie Partners a fee of $12,500 for its services.

Is this proxy statement the only way that proxies are being solicited?

        Certain employees or other representatives of the company may also solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of any class of our voting securities as of March 19, 2012. Unless otherwise indicated in the footnotes, shares are owned directly and the indicated person has sole voting and investment power.

	Shares(1)
Name and Address of Beneficial Owner	Number of Shares		%(2)
Melvin Simon & Associates, Inc., et al.(3) 225 West Washington Street Indianapolis, IN 46204	35,957,344	(4)	10.75%
The Vanguard Group, Inc.(5) 100 Vanguard Boulevard Malvern, PA 19355	28,387,190		9.37%
Cohen & Steers, Inc., et al.(6) 280 Park Avenue, 10th Floor New York, NY 10017	23,350,765		7.71%
BlackRock, Inc.(7) 40 East 52nd Street New York, NY 10022	19,717,630		6.51%

(1)
Voting shares include shares of common stock and Class B common stock. Upon the occurrence of certain events, Class B common stock converts automatically into common shares (on a one-to-one basis). The amounts in the table also include common shares that may be issued upon the exchange of units of limited partnership interest, or units, of our majority-owned subsidiary, Simon Property Group, L.P., or the Operating Partnership, that are exchangeable either for common shares (on a one-to-one basis) or for cash.

(2)
Assumes the exchange of units by the subject holder only.

(3)
This group, or the MSA group, consists of Melvin Simon & Associates, Inc., or MSA, Herbert Simon, David Simon, two voting trusts, the Melvin Simon Family Enterprise Trust under agreement originally dated October 28, 1998, as amended and restated, or the Melvin Simon Trust, and other entities and trusts controlled by or for the benefit of MSA, Herbert Simon or David Simon. Herbert Simon is one of our directors and David Simon is an executive officer and director. MSA is owned 69.06% by the Melvin Simon Trust and 30.94% by a trust for the benefit of Herbert Simon. A total of 3,349,825 common shares included in the amount reported for the group and 8,000 shares of Class B common stock are subject to the two voting trusts as to which Herbert Simon and David Simon are the voting trustees. The Melvin Simon Trust disclaims being party to any group.

(4)
Includes 4,528,137 common shares currently outstanding; 31,421,207 common shares issuable upon exchange of units; and 8,000 shares of Class B common stock. Includes 6,558,114 units held by the Melvin Simon Trust. Does not include 4,172,426 units that are held by or for the benefit of Simon family members as to which MSA, Herbert Simon or David Simon do not have voting or dispositive power.

(5)
Based solely on information provided by The Vanguard Group, Inc. and Vanguard Specialized Funds—Vanguard REIT Index Fund in two Schedule 13G/As filed with the Securities and Exchange Commission on January 27, 2012 and February 8, 2012, respectively. The Vanguard Group, Inc. has the sole power to vote 411,251 shares of common stock and dispose of 27,975,939 shares, including 16,270,664 shares reported by Vanguard REIT Index Fund, and shared power to dispose of 411,251 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 411,251 shares of common stock and directs the voting of those shares.

(6)
Based solely on information provided by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012. Cohen & Steers, Inc. has the sole power to vote 11,238,789 shares of common stock and to dispose of 23,350,765 shares; Cohen & Steers Capital Management, Inc. has the sole power to vote 11,119,854 shares of common stock and to dispose of 22,993,761; and Cohen & Steers Europe S.A. has the sole power to vote 118,935 shares of common stock and to dispose of 357,004 shares.

(7)
Based solely on information provided by BlackRock, Inc. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2012.

CORPORATE GOVERNANCE MATTERS

Policies on Corporate Governance

        Our Board believes that good corporate governance is important to ensure that the company is managed for the long-term benefit of its stockholders. Each year, the Board or one of its committees reviews our Governance Principles, the written charters for each of its standing committees of the Board and our Code of Business Conduct and Ethics and amends them as appropriate to reflect new policies or practices. The current version of each of these documents is available on our Internet website, www.simon.com, in the Investors/Corporate Governance section, and will be provided in print without charge upon written request to our Secretary at 225 West Washington Street, Indianapolis, Indiana 46204.

        We will also either disclose on Form 8-K or post on our Internet website any substantive amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to any of our directors or executive officers.

Board Leadership Structure

        Since 2007, David Simon has served as both Chairman of the Board of Directors and Chief Executive Officer. The Board of Directors continues to believe that having David Simon fill these two leadership roles is an appropriate and efficient leadership structure. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making and a cohesive corporate strategy. Because our Chief Executive Officer also holds the position of Chairman, the Board has also designated a Lead Independent Director who presides over the regularly conducted executive sessions of the independent directors, plays an active role in setting Board agendas and facilitates interactions between the independent directors and the senior management team. The Board of Directors re-evaluates our leadership structure on an ongoing basis and may change it as circumstances warrant.

Board's Role in Oversight of Risk Management

        While risk management is primarily the responsibility of our management, the Board of Directors provides overall risk oversight focusing on the most significant risks facing us. We have implemented a company-wide enterprise risk management process to identify and assess the major risks we face and develop strategies for controlling, mitigating and monitoring risk. As part of this process, we gather information throughout our company to identify and prioritize these major risks. The identified risks and mitigation strategies are validated with management and presented to the Audit Committee on an ongoing basis.

        The Audit Committee reviews risk management issues at several of its meetings each year and reports on these items to the full Board. Our Vice President of Audit Services (who is also responsible for our internal audit function) is responsible for supervising the enterprise risk management process and in that role reports directly to the Audit Committee. Other members of senior management who have responsibility for designing and implementing various aspects of our risk management process also regularly meet with the Audit Committee. The Audit Committee discusses our major financial risk exposures with our Chief Executive Officer and Chief Financial Officer and receives reports from other members of senior management with regard to other identified risks.

        The Compensation Committee is responsible for overseeing any risks relating to our compensation policies and practices. Specifically, the Compensation Committee oversees the design of incentive compensation arrangements of senior management to implement our pay for performance philosophy without encouraging or rewarding excessive risk taking by our executives. Additional information concerning risks relating to our compensation policies and practices is provided on page 51 of this proxy statement.

        Management conducts additional reviews of risks as needed or as requested by the Board or Audit Committee.

Director Independence

        The Board has adopted standards to assist it in making determinations of director independence. These standards incorporate, and are consistent with, the definition of "independent" contained in the New York Stock Exchange listing rules. These standards are included in our Governance Principles, which are available on our Internet website, www.simon.com, as described above. The Board has affirmatively determined that each of the persons nominated for election as directors by the holders of voting shares meets these standards and is independent.

        Herbert Simon, David Simon and Mr. Sokolov are our employees and, accordingly, are not considered independent directors.

Majority Vote Standard for Election of Directors

        Our By-Laws provide for a majority voting standard for the election of directors. This means that any director who, in an uncontested election, receives a greater number of "against" votes than "for" votes must promptly tender his or her resignation to the Board of Directors, subject to its acceptance. The Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept or reject it. Both the Governance and Nominating Committee and the Board may consider any factors they deem appropriate and relevant to their actions.

        The Board will act on the tendered resignation, taking into account the Governance and Nominating Committee's recommendation. The affected director cannot participate in any part of the process. We will publicly disclose the Board's decision by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication within 90 days after the vote is certified.

        In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the votes cast by the holders of shares entitled to vote on the election of directors, provided a quorum is present.

Nominations for Directors

        The Governance and Nominating Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a director candidate should send such recommendation to our Secretary at 225 West Washington Street, Indianapolis, Indiana 46204, who will forward it to the Governance and Nominating Committee. Any such recommendation should include a description of the candidate's qualifications for Board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Governance and Nominating Committee as a nominee, must comply with the advance notice requirements for stockholder nominations set forth in our By-Laws.

        Our Governance Principles provide that all candidates for election as members of the Board should possess high personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders and otherwise fulfilling the responsibilities of directors as described in our Governance Principles. Our Governance Principles further provide that our directors should not serve on more than four boards of public companies, including our Board, unless the Board or Governance and Nominating Committee determines that serving on more than four boards does not impair the ability of the director to serve as an effective member of our Board. In recommending candidates to the Board for election as directors, the Governance and Nominating Committee will consider the foregoing minimum qualifications as well as each candidate's credentials, keeping in mind our desire, as stated in our Governance Principles, to have a Board representing diverse experiences and backgrounds, as well as expertise in or knowledge of specific areas that are relevant to our business activities.

Director Qualifications

        The Board of Directors believes that its members should exhibit high standards of independent judgment and integrity, have a strong record of achievement, have an understanding of our business and the competitive environment in which we operate, and have diverse experiences and backgrounds. Directors should be committed to enhancing stockholder value on a long-term basis and have sufficient time to carry out their duties.

        In addition, the Board of Directors has determined that the Board as a whole should strive to have the right mix of characteristics and skills necessary to perform its oversight responsibilities on an effective basis. The Board believes that directors with skills, such as the following, can assist in meeting this goal: leadership of large, complex organizations; accounting and finance; capital markets; retail marketing; strategic planning; relevant industries, especially real estate acquisitions, development and operations; banking; legal and corporate governance; government and governmental relationships; and international business.

Communications with the Board

        The Board has implemented a process by which our stockholders and other interested parties may communicate with one or more members of our Board, its committees or the independent directors as a group in a writing addressed to Simon Property Group, Inc., Board of Directors, c/o Secretary, 225 West Washington Street, Indianapolis, Indiana 46204. The Board has instructed our Secretary to promptly forward all such communications to the specified addressees thereof.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that during the year ended December 31, 2011 all applicable Section 16(a) filing requirements were met, except that the following executive officers failed to file a Form 4 on a timely basis reporting the number of LTIP units under the one-year 2010 LTIP program that were earned as of February 2, 2011: David Simon, Richard S. Sokolov, Stephen E. Sterrett, James M. Barkley, John Rulli and Andrew Juster. All of the reports were subsequently filed.

TRANSACTIONS WITH RELATED PERSONS

Policy

        On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Pursuant to our Code of Business Conduct and Ethics, which is available in the Investors/Corporate Governance section of our Internet website at www.simon.com, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% stockholder of the company, or any of their immediate family members, has a direct or indirect material interest. Pursuant to the charter of the Audit Committee, which is available in the Investors/Corporate Governance section of our Internet website at www.simon.com, the Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party.

        Our general counsel is charged with reviewing any conflict of interest involving any other employee.

Transactions with the Simons

        We are a party to noncompetition agreements with Herbert Simon and David Simon. Pursuant to such agreements and except as set forth below, Herbert Simon is prohibited from engaging in the shopping center business in North America other than through the company or as a passive investor until the date that he is no longer one of our directors or officers, and David Simon is prohibited from engaging in the shopping center business other than through the company in North America or any other country outside of North America where the company owns, operates, manages or leases one or more shopping centers or has expressed its intent to do so. This prohibition extends, with certain exceptions, for two years after David Simon resigns or is terminated for cause. These restrictions will not prohibit them from owning an interest in two shopping centers that were not contributed to the Operating Partnership at the time of our predecessor's initial public offering in 1993 and in which Herbert Simon, David Simon and affiliated persons, or the Simons, have ownership interests. It is anticipated that such commitments will not, in the aggregate, involve a material amount of time, but no assurance can be given in this regard. In addition, Herbert Simon and David Simon may continue to pursue other investment activities in which they are currently engaged.

        We manage the two shopping centers referred to above pursuant to management agreements that provide for a management fee and reimbursement of our direct and indirect costs. In addition, in 2011 we assisted MSA and certain of its affiliates with placement of the property and casualty insurance programs required for certain retail and other commercial buildings and improvements owned by MSA or its affiliates. In 2011, we received $4,353,293 in fees and reimbursements for rendering management and insurance-related services to MSA and its affiliates. We ceased providing insurance-related services during 2011. Approximately 85.3% of these fees and reimbursement were paid by the two shopping centers. Although some of the agreements were not negotiated on an arms-length basis, they have been reviewed and approved by the Audit Committee in accordance with our policy described above.

        We provide MSA with office space and legal, human resource administration, property specific financing and other support services. In 2011, MSA paid us $850,000 for these services. We also reimburse entities affiliated with Herbert Simon and David Simon, respectively, for our business use of the aircraft owned and operated by such entities. Our reimbursement for aircraft use is based upon a below market hourly cost of operating each of the aircraft in question and the verified number of hours of our use, plus reimbursement for certain out-of-pocket expenses. For our business use of aircraft in 2011, we reimbursed Herbert Simon's company $279,400 and David Simon's company $563,890. In addition, we reimbursed MSA $132,400 for maintenance, pilot and other support services that MSA provided with respect to our use of David Simon's company's aircraft. These payments and reimbursements were reviewed and approved by the Audit Committee.

        Our Charter requires that at least a majority of our directors be neither our employees nor members or affiliates of the Simons. Our Charter further requires that transactions involving us in our capacity as general partner of the Operating Partnership, in which any of the Simons has an interest must, in addition to any other vote that may be required, be approved in advance by a majority of such "independent directors."

MEETINGS AND COMMITTEES OF THE BOARD

Meetings and Attendance

        Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business through discussions with our Chairman and Chief Executive Officer, other executive officers and our Lead Independent Director, by reviewing materials provided to them, by visiting our offices and properties, and by participating in meetings of the Board and its committees. Directors are also expected to use reasonable efforts to attend the annual meeting of stockholders. All directors, with the exception of Mr. Bergstein who was ill at the time, attended the 2011 annual meeting. During 2011, the Board of Directors met nine times. The Board conducts many of its oversight responsibilities through its Audit Committee, Compensation Committee, and Governance and Nominating Committee. During 2011, all directors participated in 75% or more of the aggregate number of meetings of the Board and the committees on which they served.

Executive Sessions of Independent Directors

        The independent directors meet in executive session without management present in connection with each regularly scheduled Board meeting. During 2011, the independent directors held two executive sessions that were not in connection with a Board meeting. The Lead Independent Director, J. Albert Smith, Jr., presides over these executive sessions. He also helps to set agendas for Board meetings and serves as a liaison between the independent directors and the senior management team.

Committee Membership

        The table below provides current membership and meeting information for each committee indicated.

Name	Audit	Compensation	Governance and Nominating
Melvyn E. Bergstein	X	X
Linda Walker Bynoe			X
Larry C. Glasscock	X		X
Karen N. Horn, Ph.D.			X(1)
Allan Hubbard		X	X
Reuben S. Leibowitz	X	X(1)
David Simon
Herbert Simon
Daniel C. Smith, Ph.D.		X	X
J. Albert Smith, Jr.(2)	X(1)
Richard S. Sokolov
Number of 2011 Meetings	9	15	1

(1) Chair
(2) Lead Independent Director

The Audit Committee

        The Audit Committee assists the Board in monitoring the integrity of our financial statements, the qualifications, independence and performance of our independent registered public accounting firm, the performance of our internal audit function and our compliance with legal and regulatory requirements. The Audit Committee has sole authority to appoint, subject to stockholder ratification, or replace our independent registered public accounting firm and pre-approves the auditing services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms thereof. The Audit Committee has authority to retain legal, accounting or other advisors. The Audit Committee reviews and discusses with management and our independent registered public accounting firm our annual audited financial statements, our quarterly earnings releases and financial statements, significant financial reporting issues and judgments made in connection with the preparation of our financial statements and any major issues regarding the adequacy of our internal controls. It also issues the report on its activities which appears on pages 28-30 of this proxy statement. The charter of the Audit Committee requires that each member meet the independence and experience requirements of the NYSE, the Exchange Act and the rules and regulations of the Securities and Exchange Commission.

        The Board of Directors has determined that each of the current members of the Audit Committee qualifies as an "audit committee financial expert" as defined by rules of the Securities and Exchange Commission.

The Compensation Committee

        The Compensation Committee (1) sets remuneration levels for our executive officers, (2) reviews significant employee benefit programs, (3) establishes and administers our executive compensation programs and our stock incentive plan, (4) discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends its inclusion in our annual report on Form 10-K and proxy statement and (5) issues the report on its activities which appears on page 36 of this proxy statement. The charter of the Compensation Committee requires that each member meet the independence requirements of the NYSE and the rules and regulations of the Securities and Exchange Commission. The Compensation Committee's consultant does not provide any other services to management or the company.

        The Compensation Committee has authority to retain the advice and assistance of compensation consultants and legal, accounting or other advisors. The committee retained its current consultant, Semler Brossy Consulting Group, LLC, in December 2011. Neither the current consultant nor its predecessor provided any other services to management of the company. The consultant assists the committee in the review and design of our executive compensation programs and provides the committee with executive compensation data from other companies of comparable size. In addition, the Compensation Committee reviews and takes into consideration the recommendations of our Chairman and Chief Executive Officer when making determinations on the compensation of executive officers other than himself. As discussed in "COMPENSATION DISCUSSION AND ANALYSIS—Role of Management in Compensation Decisions", these recommendations are initially developed by our human resources department and are then reviewed by our Chairman and Chief Executive Officer, who may make adjustments based upon a review of quantitative and qualitative performance measures and his subjective assessment of the executive's performance.

        No member of the Compensation Committee during 2011 was an officer, employee or former officer of us or any of our subsidiaries or had any relationship requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission regulations.

The Governance and Nominating Committee

        The Governance and Nominating Committee nominates persons to serve as directors and, in accordance with our Governance Principles, proscribes appropriate qualifications for Board members. The committee develops and recommends to the Board the Governance Principles applicable to the company and the Board, leads the Board in its annual evaluation of the Board's performance, oversees the assessment of the independence of each director and makes recommendations regarding compensation for non-employee directors. Members of the Governance and Nominating Committee are responsible for screening director candidates, but may solicit advice from our Chief Executive Officer and other members of the Board. The Governance and Nominating Committee has the authority to retain legal, accounting or other advisors, and has sole authority to approve the fees and other terms and conditions associated with retaining any such external advisors. The charter of the Governance and Nominating Committee requires that each member meet the independence requirements of the NYSE.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors currently consists of eleven members. Based on the recommendation of the Governance and Nominating Committee, the Board has nominated the following seven persons listed below as "Nominees for Director to be Elected by Holders of Voting Shares." All of the nominees are current directors.

        Ms. Bynoe, who is a current director, is not standing for re-election, so her term will expire at the annual meeting. The Board of Directors is grateful to Ms. Bynoe for her service on the Board and its committees.

        The voting trustees who vote the Class B common shares have nominated the three persons listed below as "Nominees for Director to be Elected by the Voting Trustees Who Vote the Class B Common Stock." All of the nominees are currently Class B directors.

        Our employment agreement with Mr. Sokolov contemplates that he will be elected to the Board of Directors and the voting trustees who vote the Class B common shares have agreed to elect Mr. Sokolov to the Board.

        We expect each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

        The names, principal occupations and certain other information about the nominees for director, as well as key experiences, qualifications, attributes and skills that led the Governance and Nominating Committee to conclude that such person is currently qualified to serve as a director are set forth on the following pages.

Security Ownership of Directors and Officers

        As of March 19, 2012, the nominees and the executive officers identified below:

  •
  owned beneficially the indicated number and percentage of common shares and Class B common stock treated as a single class; and

  •
  owned beneficially the indicated number and percentage of units which are exchangeable for common shares on a one-for-one basis or cash, as determined by the Board. The number of units includes earned and fully vested LTIP units which are convertible at the option of the holder into units on a one-for-one basis.

        Unless otherwise indicated in the footnotes on page 26, shares or units are owned directly and the indicated person has sole voting and investment power.

Name and Age as of the May 17, 2012 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3) and Units, and Percent of Shares(4) and Units(5) Beneficially Owned as of March 19, 2012

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES

Melvyn E. Bergstein	70
		Chairman of the Board of Directors of Diamond Management & Technology Consultants, Inc., or Diamond, a management and advisory firm, from 2006 until November 2010, at which time Diamond was sold to PricewaterhouseCoopers LLC. Previously served as Chairman and CEO of Diamond and its predecessors, Diamondcluster, Inc. and Diamond Technology Partners, Inc. since its founding in 1994. From 1968 to 1989, Mr. Bergstein served in several capacities with Arthur Andersen & Co.'s consulting division (now Accenture). Our director since 2001.	Shares: 25,632 Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—As the co-founder of a publicly-held consulting company of which he served as its chairman and chief executive officer or the chairman and chief executive officer of its predecessors for twelve years, Mr. Bergstein has gained experience in finance, investor relations, compensation and strategic planning. He served on the board of Arthur Andersen & Co. from 1986 until he resigned from the firm in 1989. During that time, he was elected chairman of the Consulting Oversight Committee of the Andersen Board. Early in his Andersen career, he became a CPA in the State of New Jersey (1972). He serves on our Audit Committee and Compensation Committee. The Board of Directors has determined that he is an "audit committee financial expert."

Name and Age as of the May 17, 2012 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3) and Units, and Percent of Shares(4) and Units(5) Beneficially Owned as of March 19, 2012

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES (continued)

Larry C. Glasscock	64
		Former Chairman of WellPoint, Inc., a healthcare insurance company, from November 2005 to March 2010. Mr. Glasscock also served as President and Chief Executive Officer of WellPoint, Inc. from 2004 to 2007. Mr. Glasscock previously served as Chairman, President and Chief Executive Officer of Anthem, Inc. from 2003 to 2004 and served as President and Chief Executive Officer of Anthem, Inc. from 2001 to 2003. Mr. Glasscock is a director of Zimmer Holdings, Inc., Sprint Nextel Corporation and Sysco Corporation and previously served as a director of WellPoint, Inc. Our director since 2010.	Shares: 1,858 Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—Mr. Glasscock served as the chief executive officer of the nation's leading health benefits company for many years. He has experience in leading a large public company, setting and implementing strategic plans, developing and implementing turnaround and growth strategies, and developing talent and participating in successful leadership transitions. Mr. Glasscock also has experience leading acquisitions of companies, particularly over the last 10 years. In addition, he also worked in financial services for 20 years, and can identify meaningful metrics to assess a company's performance. He also serves, and has served, for over 15 years as a director of other companies. Mr. Glasscock serves on our Governance and Nominating Committee and Audit Committee and has been designated an "audit committee financial expert."

Name and Age as of the May 17, 2012 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3) and Units, and Percent of Shares(4) and Units(5) Beneficially Owned as of March 19, 2012

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES (continued)

Karen N. Horn, Ph.D.	68
		Retired President, Global Private Client Services and Managing Director, Marsh, Inc., a subsidiary of MMC, having served in these positions from 1999 to 2003. Prior to joining Marsh, she was Senior Managing Director and Head of International Private Banking at Bankers Trust Company; Chairman and Chief Executive Officer, Bank One, Cleveland, N.A.; President of the Federal Reserve Bank of Cleveland; Treasurer of Bell of Pennsylvania; and Vice President of First National Bank of Boston. Ms. Horn has served as Senior Managing Director of Brock Capital Group, a corporate advisory and investment banking firm, since 2003 and serves as a director of Eli Lilly and Company, Norfolk Southern Corporation and T. Rowe Price Mutual Funds. She is also Vice Chairman of the U.S.-Russia Foundation and a member of the Executive Committee of the National Bureau of Economic Research. She previously served as a director of Georgia-Pacific Corporation and Fannie Mae. Our director since 2004.	Shares: 13,343 Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—Dr. Horn has more than 30 years of experience in international finance and management, including her service as president of the Federal Reserve Bank of Cleveland and as a senior executive of a number of financial institutions. These experiences provide her with expertise in financial management and economic policy and an in-depth knowledge of the capital markets in which we actively participate. Dr. Horn serves as a director of several other publicly-held companies. She is a member of our Governance and Nominating Committee which she chairs.

Name and Age as of the May 17, 2012 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3) and Units, and Percent of Shares(4) and Units(5) Beneficially Owned as of March 19, 2012

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES (continued)

Allan Hubbard	64
		Co-Founder and Chief Executive Officer of E&A Industries, Inc., a privately-held holding company which acquires and operates established manufacturing companies. Mr. Hubbard served as Assistant to the President for Economic Policy and director of the National Economic Council for the George W. Bush administration. He also served as Executive Director of the President's Council of Competitiveness for the George H.W. Bush administration. Mr. Hubbard is a director of PIMCO Equity Series and PIMCO Equity Series VIT and previously served as a director of WellPoint, Inc. Our director since 2009.	Shares: 6,546 Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—Mr. Hubbard has more than 30 years experience as an entrepreneur having founded and led a company that acquires and grows companies in North America and Europe. He served on the board of directors of a major, publicly-held healthcare company for a number of years during which time he served on that board's audit, compensation and governance committees. Mr. Hubbard also has extensive government and economic policy experience having held key economic positions in the administrations of two U.S. Presidents. He is an honors graduate of Harvard Business School with an emphasis in finance and an honors graduate of Harvard Law School. Mr. Hubbard serves on our Compensation Committee and Governance and Nominating Committee.

Name and Age as of the May 17, 2012 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3) and Units, and Percent of Shares(4) and Units(5) Beneficially Owned as of March 19, 2012

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES (continued)

Reuben S. Leibowitz	64
		Managing Member of JEN Partners, a private equity firm, since 2005. Mr. Leibowitz was a Managing Director of Warburg Pincus from 1984 to 2005. He was a director of Chelsea Property Group, Inc. from 1993 until it was acquired by the company in 2004, and is a director of AV Homes Inc. Our director since 2005.	Shares: 28,474(6) Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—Mr. Leibowitz led a major private equity firm's real estate activities for many years and in that role was responsible for developing long-term corporate strategies. Mr. Leibowitz practiced 15 years as a CPA, including a number of years specializing in tax issues, and is an attorney. He has an in-depth understanding of our Premium Outlets® platform having served as a director of Chelsea Property Group, the publicly-held company we acquired in 2004. He serves on our Audit Committee and Compensation Committee which he chairs. He has been designated as an "audit committee financial expert."

Name and Age as of the May 17, 2012 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3) and Units, and Percent of Shares(4) and Units(5) Beneficially Owned as of March 19, 2012

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES (continued)

Daniel C. Smith, Ph.D.	54
		Professor of Marketing and Dean, Kelley School of Business, Indiana University, since 2005. Mr. Smith joined the faculty of the Kelley School in 1996 and has served as Chair of the MBA Program, Chair of the Marketing Department and Associate Dean of Academic Affairs. Our director since 2009.	Shares: 5,123 Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—Dr. Smith has spent decades teaching and conducting research, in the areas of financial management, compensation, human resource development, strategic brand management, marketing strategy and corporate governance. He serves as Dean of one of the country's top-rated business schools where he is responsible for financial oversight and long term financial planning, hiring and retention policies, compensation policies, public relations and the long term strategy of the school. He serves on our Governance and Nominating Committee and Compensation Committee.

Name and Age as of the May 17, 2012 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3) and Units, and Percent of Shares(4) and Units(5) Beneficially Owned as of March 19, 2012

NOMINEES FOR DIRECTOR TO BE ELECTED BY HOLDERS OF VOTING SHARES (continued)

J. Albert Smith, Jr.	71
		President of Chase Bank in Central Indiana and Managing Director of JPMorgan Private Bank since 2005. Mr. Smith was President of Bank One Central Indiana from 2001 to 2005; Managing Director of Banc One Corporation from 1998 to 2001; President of Bank One, Indiana, NA from 1994 to 1998; and President of Banc One Mortgage Corporation from 1974 to 1994. A director of the company or its predecessor since 1993 and serves as Lead Independent Director.	Shares: 30,104 Percent of Shares: * Units: 0 Percent of Units:—

		Board Qualifications—Mr. Smith has served as president and managing director of the Midwest operations of a major financial institution for a number of years during which time he has been involved in real estate lending activities. Through these experiences he has developed expertise in financial management and credit markets. He serves as our Lead Independent Director and is a member of our Audit Committee which he chairs. He has been designated an "audit committee financial expert."

Name and Age as of the May 17, 2012 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3) and Units, and Percent of Shares(4) and Units(5) Beneficially Owned as of March 19, 2012

NOMINEES FOR DIRECTOR TO BE ELECTED BY THE VOTING TRUSTEES WHO VOTE THE CLASS B COMMON STOCK

Herbert Simon	77
		Chairman Emeritus of the Board of the company since 2007. Co-Chairman of the Board of the company or its predecessor from 1995 to 2007. Mr. Simon was Chief Executive Officer and a director of the company's predecessor from its incorporation in 1993 to 1995. Mr. Simon is a director of The Cheesecake Factory Incorporated. He also serves on the Board of Governors for the National Basketball Association and as Chairman of the Board of MSA.	Shares: 35,957,344(7) Percent of Shares: 10.75% Units: 31,421,207(8) Percent of Units: 8.63%

		Board Qualifications—Herbert Simon is our co-founder and Chairman Emeritus. The retail real estate business that he and his brother, the late Melvin Simon, started decades ago established the foundation for all of our current operations and record of achievement. Mr. Simon's leadership of a preeminent professional basketball franchise has led to his service on the board of directors of the National Basketball Association.

David Simon	50
		Chairman of the Board of the company since 2007 and Chief Executive Officer of the company or its predecessor since 1995; a director of the company or its predecessor since its incorporation in 1993. President of the company's predecessor from 1993 to 1996. From 1988 to 1990, Mr. Simon was Vice President of Wasserstein Perella & Company. From 1985 to 1988, he was an Associate at First Boston Corp. He is the son of the late Melvin Simon and the nephew of Herbert Simon.	Shares: 35,957,344(7) Percent of Shares: 10.75% Units: 31,421,207(8) Percent of Units: 8.63%

		Board Qualifications—David Simon has served as our Chief Executive Officer or the chief executive officer of our predecessor for 17 years. During that time he has provided leadership in the development and execution of our successful growth strategy, overseeing numerous strategic acquisitions that have been consolidated into what is recognized as the nation's leading retail real estate company. He gained experience in mergers and acquisitions while working at major Wall Street firms before joining his father and uncle. Mr. Simon serves on the National Association of Real Estate Investment Trusts' board of governors which gives him an industry-wide perspective that extends beyond our own operations.

Name and Age as of the May 17, 2012 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3) and Units, and Percent of Shares(4) and Units(5) Beneficially Owned as of March 19, 2012

NOMINEES FOR DIRECTOR TO BE ELECTED BY THE VOTING TRUSTEES WHO VOTE THE CLASS B COMMON STOCK (continued)

Richard S. Sokolov	62
		President and Chief Operating Officer and a director of the company or its predecessor since 1996. President and Chief Executive Officer of DeBartolo Realty Corporation from its incorporation in 1994 until it merged with our predecessor in 1996. Mr. Sokolov joined its predecessor, The Edward J. DeBartolo Corporation, in 1982 as Vice President and General Counsel and was named Senior Vice President, Development and General Counsel in 1986.	Shares: 481,661 Percent of Shares: * Units: 75,342 Percent of Units: *

		Board Qualifications—Richard S. Sokolov has served as our Chief Operations Officer since 1996 immediately following our acquisition of DeBartolo Realty Corporation. Mr. Sokolov had served as chief executive officer and general counsel of DeBartolo Realty Corporation and its predecessor operations for a number of years. Mr. Sokolov serves as a trustee and a member of the Executive Committee of the International Council of Shopping Centers, the leading industry organization for retail real estate companies.

Name and Age as of the May 17, 2012 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3) and Units, and Percent of Shares(4) and Units(5) Beneficially Owned as of March 19, 2012

CURRENT DIRECTOR NOT STANDING FOR RE-ELECTION

Linda Walker Bynoe	59
		President and Chief Executive Officer of Telemat Ltd., a management consulting firm, since 1995 and prior to that Chief Operating Officer since 1989. Ms. Bynoe served as a Vice President-Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978. Ms. Bynoe serves as a director of Anixter International, Inc., Northern Trust Corporation and Prudential Retail Mutual Funds and also serves on the Board of Trustees of Equity Residential. Our director since 2003.	Shares: 15,050 Percent of Shares: * Units: 0 Percent of Units:—

Name and Age as of the May 17, 2012 Meeting Date		Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3) and Units, and Percent of Shares(4) and Units(5) Beneficially Owned as of March 19, 2012

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Stephen E. Sterrett	56
		Our Senior Executive Vice President and Chief Financial Officer. Mr. Sterrett joined MSA in 1988 and held various positions with MSA until 1993 when he became our Senior Vice President and Treasurer. He was named Chief Financial Officer in 2001 and Senior Executive Vice President in 2011.	Shares: 120,811 Percent of Shares: * Units: 9,309 Percent of Units:—

James M. Barkley	60	Our General Counsel and Secretary. Mr. Barkley joined MSA in 1978 as a staff attorney and was named Assistant General Counsel in 1984. He was named General Counsel in 1992 and Secretary in 1993.	Shares: 127,698 Percent of Shares: * Units: 9,309 Percent of Units:—

John Rulli	55
		Our Senior Executive Vice President and Chief Administrative Officer. Mr. Rulli joined MSA in 1988. He was appointed Executive Vice President—Chief Operating Officer in 2000, Executive Vice President—Chief Operating Officer—Operating Properties in December 2003, Executive Vice President and Chief Administrative Officer in 2007 and Senior Executive Vice President in 2011.	Shares: 91,207 Percent of Shares: * Units: 6,982 Percent of Units:—

Name and Age as of the May 17, 2012 Meeting Date	Position, Principal Occupation, Business Experience Directorships and Board Qualifications(1)	Number of Shares(2)(3) and Units, and Percent of Shares(4) and Units(5) Beneficially Owned as of March 19, 2012

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP(6),(9)

18 Persons		Shares: 37,015,858 Percent of Shares: 11.06% Units: 31,526,803 Percent of Units: 8.66%

*
Less than one percent

(1)
All listed directorships are held in companies with securities registered under Section 12 of the Exchange Act or in companies registered as investment companies under the Investment Company Act of 1940, as amended.

(2)
Includes the following common shares that may be issued upon exchange of units (including vested LTIP units) held by the following persons on March 19, 2012: Herbert Simon, David Simon, and other members of the MSA group—31,421,207; Richard S. Sokolov—75,342; Stephen E. Sterrett—9,309; James M. Barkley—9,309; John Rulli—6,982; and all directors and executive officers as a group—31,526,803. Units are exchangeable either for common shares (on a one-for-one basis) or for cash.

(3)
Includes the following restricted shares which are subject to vesting requirements: Melvyn E. Bergstein—719; Larry C. Glasscock—719; Karen N. Horn, Ph.D.—784; Allan Hubbard—719; Reuben S. Leibowitz—806; Daniel C. Smith, Ph.D.—719; J. Albert Smith, Jr.—915; David Simon—25,882; Linda Walker Bynoe—719; Richard S. Sokolov—9,035; Stephen E. Sterrett—6,926; James M. Barkley—6,926; John Rulli—6,805; and all directors and executive officers as a group—97,584. Includes shares acquired through the reinvestment of dividends on common shares held in the Director Deferred Compensation Plan.

(4)
At March 19, 2012, there were 303,032,556 shares of common stock and 8,000 shares of Class B common stock outstanding. Upon the occurrence of certain events, shares of Class B common stock convert automatically into common shares (on a one-for-one basis). These percentages assume the exchange of units for common shares only by the applicable beneficial owner.

(5)
At March 19, 2012, Simon Property Group, L.P. had 364,201,906 units outstanding of which we owned, directly or indirectly, 303,040,556 or 83.2%. These percentages assume that no units held by limited partners are exchanged for common shares. The number of units shown does not include any unvested LTIP units awarded under a long-term incentive performance program as described in the "COMPENSATION DISCUSSION AND ANALYSIS" section of this proxy statement because the unvested LTIP units are subject to performance and/or time-based vesting requirements.

(6)
Does not include 6,000 shares of common stock held by charitable foundations of which Mr. Leibowitz is an officer or trustee. Mr. Leibowitz disclaims beneficial ownership of these shares.

(7)
Includes common shares and units beneficially owned by the MSA group. See "PRINCIPAL STOCKHOLDERS."

(8)
Includes units beneficially owned by MSA and affiliates of MSA.

(9)
Does not include 4,172,426 units beneficially owned by or for the benefit of Simon family members as to which members of the MSA group do not have voting or dispositive power.

        The Board of Directors Unanimously Recommends that Stockholders Vote FOR All of the Nominees Named Above.

PROPOSAL 2—ANNUAL ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        In accordance with the preference expressed at the 2011 annual meeting on the frequency of future say-on-pay votes, we are conducting say-on-pay votes annually. Therefore, as we did last year, we are requesting stockholders to cast an advisory vote to approve our executive compensation as disclosed in this proxy statement. The next advisory vote on the frequency of future say-on-pay votes will be held no later than the 2017 annual meeting.

        The goals of our executive compensation program are to attract, motivate and retain executives in a way that establishes an appropriate relationship between executive pay and the creation of stockholder value on a long-term basis. We believe that our executive compensation program accomplishes these goals. We are the largest publicly-held U.S.-based real estate company and a member of the S&P 100, the index of leading U.S. companies whose market capitalization accounts for almost 45% of the market capitalization of the U.S. equity markets. Our continued success depends on the knowledge, skill, experience and talent of our senior executives. These executives have outstanding records in all phases of our business, including development, leasing, acquisitions, capital market transactions, joint ventures and property management.

        At the 2011 annual meeting, stockholders holding approximately 97.1% of the voting shares approved the say-on-pay vote. Since then, as we have announced previously, we have accomplished one of our most important objectives—a long-term employment arrangement with David Simon that secures his continued service as the company's chief executive officer through mid-2019. The terms of the new arrangement and the reasons why we believe it is in the best long-term interests of our stockholders are addressed in the "COMPENSATION DISCUSSION AND ANALYSIS" section of this proxy statement that begins on page 37. We also describe our executive compensation program and the decisions made by the Compensation Committee that affected the 2011 compensation of the five executive officers named in the Summary Compensation Table on page 52, or the named executive officers. Highlights of that discussion include the following:

  •
  a review of our record of creating long-term stockholder value and recent financial performance,

  •
  the rationale for the new long-term employment arrangement with David Simon,

  •
  an explanation of the objectives and principal elements of our executive compensation program and the composition of the compensation paid to the named executive officers, and

  •
  other decisions the Compensation Committee made that impacted the compensation of the named executive officers for 2011.

        Accordingly, we recommend that our stockholders vote FOR the following resolution at the annual meeting:

  "Resolved, that the compensation of the company's named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, is approved."

        As an advisory vote, this resolution will not bind the company or the Board of Directors. However, we expect that the Compensation Committee will consider the outcome of this year's vote when making future compensation decisions for the named executive officers.

        The Board of Directors Unanimously Recommends that Stockholders Vote FOR the Advisory Resolution to Approve the Compensation of our Named Executive Officers as Disclosed in this Proxy Statement.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for 2012. Stockholders have the opportunity to ratify that selection in an advisory vote.

        The Report of the Audit Committee which follows this proposal contains information on the amount of fees paid to E&Y during 2011 and 2010. We expect that representatives of E&Y will be present at the meeting and will be available to respond to appropriate questions. They will also have an opportunity to make a statement if they desire to do so.

        If the holders of a majority of voting shares voting on this matter do not approve the proposal, the Audit Committee will reconsider its choice taking into consideration the views of the stockholders and may, but will not be required to, appoint a different independent registered public accounting firm.

        The Board of Directors Unanimously Recommends that Stockholders Vote FOR Ratification of the Appointment of Ernst &Young LLP as our Independent Registered Public Accounting Firm for 2012.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is responsible for monitoring the integrity of the company's consolidated financial statements, the qualifications, performance and independence of the company's independent registered public accounting firm, the performance of the company's internal auditor and the company's compliance with legal and regulatory requirements. We have the sole authority to appoint or replace the company's independent registered public accounting firm. The committee operates under a written charter adopted by the Board. The committee currently has four members. The Board has determined that each committee member is independent under the standards of director independence established under our Governance Principles, NYSE listing standards and applicable securities laws.

        Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management's report on internal control over financial reporting. The company's independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting. Our responsibility is to oversee and review the financial reporting process and to review and discuss management's report on internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

        We held nine meetings during 2011. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the company's internal auditor and the independent registered public accounting firm, E&Y.

        We discussed with the company's internal auditor and E&Y the overall scope and plans for their respective audits. We met with the internal auditor and E&Y, with and without management present, to discuss the results of their examinations and their evaluations of the company's internal control. We reviewed and discussed the company's compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including consideration of the

Public Company Accounting Oversight Board's (PCAOB) Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated With an Audit of Financial Statements.

        We discussed with management the company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company's risk assessment and risk management processes.

        We reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2011 with management, the internal auditor and E&Y. We reviewed E&Y's report on our financial statements which indicated that the financial statements present fairly, in all material respects, our financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States. We reviewed and discussed with management, the internal auditor and E&Y, management's report on the effectiveness of internal control over financial reporting and E&Y's report on internal control over financial reporting. We also discussed with management, the internal auditor and E&Y the process used to support certifications by the company's Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the company's periodic filings with the Securities and Exchange Commission and the processes used to support management's report on internal control over financial reporting.

        We also discussed with E&Y matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        We also received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with us concerning independence and we discussed with E&Y the independence of that firm.

        When considering E&Y's independence, we considered if services they provided to the company beyond those rendered in connection with their audit of the company's consolidated financial statements and the effectiveness of internal control over financial reporting and reviews of the company's quarterly unaudited consolidated financial statements were compatible with maintaining their independence. We concluded that the provision of such services by E&Y has not jeopardized E&Y's independence.

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the company's audited consolidated financial statements for the year ended December 31, 2011 be included in the company's annual report on Form 10-K. The committee has also selected E&Y as the company's independent registered public accounting firm for the year ended December 31, 2012 and will present the selection to the stockholders for ratification at the meeting.

        We approve all audit and permissible non-audit services to be provided to the company by E&Y prior to commencement of services. We have delegated to the Chairman of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.

        The company has incurred fees as shown below for services from E&Y. E&Y has advised us that it has billed or will bill the company the below indicated amounts for the following categories of services for the years ended December 31, 2011 and 2010, respectively:

	2011	2010
Audit Fees(1)	$2,512,000	$2,465,000
Audit-Related Fees(2)	4,960,000	4,954,000
Tax Fees(3)	241,000	351,000
All Other Fees	0	0

(1)
Audit Fees include fees for the audit of the financial statements and the effectiveness of internal control over financial reporting for us and the Operating Partnership and services associated with Securities and Exchange Commission registration statements, periodic reports, and other documents issued in connection with securities offerings.

(2)
Audit-Related Fees include audits of individual or portfolios of properties and schedules of recoverable common area maintenance costs to comply with lender, joint venture partner or tenant requirements and accounting consultation and due diligence services. Our share of these Audit-Related Fees is approximately 51% and 47% in 2011 and 2010, respectively.

(3)
Tax Fees include fees for international and other tax consulting services and tax return compliance services associated with the tax returns for certain joint ventures as well as other miscellaneous tax compliance services. Our share of these Tax Fees is approximately 60% and 51% in 2011 and 2010, respectively.

  The Audit Committee:

    J. Albert Smith, Jr., Chairman
    Melvyn E. Bergstein
    Larry C. Glasscock
    Reuben S. Leibowitz

PROPOSAL 4—APPROVAL OF AMENDED AND RESTATED 1998 STOCK INCENTIVE PLAN

General

        The Board of Directors has proposed amending and restating the Simon Property Group, L.P. 1998 Stock Incentive Plan, or the 1998 plan, and directed that the amended and restated plan be submitted to the stockholders for consideration at the meeting.

        The following is a summary of the substantive changes reflected in the amended and restated plan and certain other features of the plan. The summary is qualified in its entirety by reference to the 1998 plan as proposed to be amended and restated, set forth as Appendix A to this proxy statement. Stockholders are advised to read the actual text of Appendix A.

Proposed Changes

        There are three substantive changes reflected in the amendment and restatement: (1) extend the term of the plan to December 31, 2018; (2) increase the number of shares available for issuance as awards by 6,000,000 shares; and (3) change the provisions relating to automatic grants of restricted stock to eligible directors so that we have greater flexibility in using equity compensation awards as part of our director compensation program. Additional changes are described below.

        Extension.    By its terms, the 1998 plan will expire December 31, 2013. The Board believes the expiration date should be extended by five years to December 31, 2018. The extension will allow us to continue using stock-based incentive compensation awards with long-term performance periods and subsequent time-based vesting requirements, which we believe are the best means to align the interests of our executives with those of our stockholders and promote the creation of long-term stockholder value.

        Increase in Shares.    The number of shares reserved for issuance under the 1998 plan is 11,300,000. As of March 19, 2012, the number of shares available for issuance under future awards under the 1998 plan was 787,387 shares. The Board believes the number of shares available for issuance should be increased by 6,000,000 shares. The increase represents approximately 1.6% of the total number of outstanding shares of common stock and units of the Operating Partnership held by limited partners on March 19, 2012. We expect that the increase will be sufficient to allow us to continue our current stock-based incentive compensation programs through December 31, 2018. As stated above and in the "COMPENSATION DISCUSSION AND ANALYSIS" section of this proxy statement that begins on page 37, we use stock-based incentive compensation as a key component of our pay-for-performance philosophy.

        Changes to Automatic Grants to Eligible Directors.    The 1998 plan currently contains provisions specifying the amount and timing of automatic grants of restricted stock to eligible directors (directors who are not our employees or employees of our affiliates). These provisions cannot be changed without amending the 1998 plan and having the amendment approved by stockholders. While we expect to continue to use restricted stock awards under the 1998 plan as an integral part of our compensation package for eligible directors, deleting the specific amounts and timing requirements for these awards will give the Governance and Nominating Committee (which makes recommendations on our compensation program for eligible directors) and the Compensation Committee (which makes awards under the 1998 plan) the ability to make future changes in the form and the amount of director compensation in the most appropriate manner.

        The amended and restated plan would maintain some aspects of the current provisions that the committee may choose to apply to future restricted stock awards to eligible directors. These include a requirement for shares to be held in our Director Deferred Compensation Plan until the director retires, dies or becomes disabled or otherwise no longer serves as a director. If delivery is deferred, the eligible directors may vote and are entitled to receive dividends of the shares underlying the restricted stock awards; however, any dividends on the shares underlying restricted stock awards must be reinvested in shares of common stock and held in the Director Deferred Compensation Plan until the shares underlying a restricted stock award are delivered to the former director.

Other Changes

        There are a number of non-substantive changes in the amended and restated plan. These include:

  •
  modifying the provisions of Section 1.5 to include a share reserve concept, clarify the impact of forfeited awards and the impact of plans operated by companies acquired by the Operating Partnership or the company;

  •
  adding six new business criteria that may be used in performance goals;

  •
  permitting award agreements to be in electronic form;

  •
  authorizing the committee to create subplans for awards to eligible persons outside the United States;

  •
  adding limits on the number of shares that may be issued as certain types of awards to any person during a calendar year; and

  •
  adding provisions intended to promote compliance with legal requirements, including Rule 16b-3 promulgated under the Exchange Act and Section 10D of the Exchange Act which requires forfeiture or recovery of compensation in certain circumstances.

Purpose

        The primary purpose of the 1998 plan is to attract and retain the best available officers, key employees, eligible directors, advisors and consultants for positions of substantial responsibilities with us and our affiliates and to provide an additional incentive to such officers, key employees, eligible directors, advisors and consultants to exert their maximum efforts to maintain and enhance our, and the Operating Partnership's, performance and profitability. All of our officers, key employees, advisors and consultants and those of our affiliates (except for Herbert Simon) and all eligible directors are eligible to be granted awards under and participate in the 1998 plan. Approximately 235 individuals are currently eligible to participate in the 1998 plan.

Administration

        The plan is administered by the Compensation Committee. The committee, in its sole discretion, determines which eligible individuals will receive an award and the type, extent and terms of the awards to be granted to them. In addition, the committee interprets the plan and makes all other determinations deemed advisable for its administration.

Awards

        The plan provides for the grant of the following types of awards: incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonqualified stock options, stock appreciation rights or SARs, restricted stock, restricted stock units and performance units. As of March 19, 2012, an aggregate of 2,644,163 shares of common stock were covered by outstanding awards made under the 1998 plan which consisted of (1) 212,415 shares of unvested restricted stock, (2) 1,567 shares underlying unexercised stock options; and (3) 2,430,181 shares reserved for issuance in connection with outstanding awards of LTIP units. The closing price of our common stock as reported by the NYSE on March 28, 2012 was $144.28.

        Stock options represent rights to purchase a specified number of shares of our common stock at a designated exercise price for a specified exercise period. SARs represent the right to acquire upon exercise of the award the amount by which the market value of a share of our common stock on the settlement date exceeds the base value of the award. This amount is then paid in cash or shares of our common stock using the market value on the settlement date. The Compensation Committee has not made any stock option awards to executive officers since 2001 and has never granted any awards of SARs.

        Restricted stock awards, which may be subject to performance-based conditions, continuing service requirements, or other conditions, are grants of shares of our common stock that are subject to forfeiture provisions and transfer restrictions. In general, pending the lapse of such provisions and restrictions, certificates representing shares of restricted shares are held by us, but the grantee has all of the rights of a stockholder, including the right to vote the shares and the right to receive all dividends thereon.

        While awards of restricted stock may be subject to forfeiture provisions and transfer restrictions for a period of time, there are no minimum or maximum durations for such provisions and restrictions, except that service-based vesting requirements, in most instances, have a restricted period of two, three or four years. The committee has the authority to accelerate or remove any or all of these forfeiture provisions and transfer restrictions. In general, if employment is terminated for any reason other than death or disability prior to the lapse of the forfeiture provisions and transfer restrictions, the unvested portion of the shares will be terminated and returned to us. In the event of death prior to the expiration of the forfeiture provisions and transfer restrictions, the award will become fully vested.

        Performance unit awards may be subject to satisfaction of one or more performance measures discussed below under "—Performance Measures" and/or service-based vesting requirements and may relate to shares of our common stock or equity interests in the Operating Partnership, such as LTIP units. The goals for any performance measures and all other terms and conditions of the award will be determined by the committee. After an LTIP unit award is fully earned and vested, the LTIP units may, subject to certain conditions, be converted into units of the Operating Partnership and thereafter may be exchanged for shares of our common stock, cash or a combination thereof, on a one-for-one basis. In general, if employment is terminated prior to attaining the specified goals or satisfying the service-based restrictions, a performance unit award will be forfeited. Except to the extent limited by Section 162(m) of the Internal Revenue Code, the committee, in its sole discretion, may provide that, in the event of a grantee's death, disability, retirement or such other circumstances as the committee deems fair and equitable to the grantee and in our interest, the grantee will be entitled to full or partial payment with respect to such award.

Performance Measures

        In addition to performance units, the committee may make other types of awards subject to the achievement of one or more performance measures. This may permit those awards to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code and related regulations to the extent they apply to us and to the affected participants. With respect to "covered employees" within the meaning of Section 162(m), performance measures will be based on an objective formula or standard consisting of one or any combination of the following:

• Earnings per share • Return on equity • Return on assets • Market value per share • Funds from operations • Return to stockholders (including dividends) • Revenue • Cash flow

•

Cost reduction goals

•

Implementation or completion of critical activities, including goals set for development, leasing, management, operational and marketing activities

•

Return on capital deployed

•

Debit, credit or other leverage measures or ratios

•

Improvement in cash flow

•

Net operating income

        Any of these financial criteria may be determined on a corporate, regional, departmental or divisional basis. They may be measured on an absolute or average basis, by changes to the financial criteria for a previous period or in comparison to an index or a peer group of other companies selected by the committee. The committee may amend or adjust the financial criteria or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting us or our financial statements or changes in law or accounting, except if otherwise limited by Section 162(m).

Termination or Amendment

        If the amended and restated plan is approved, it will terminate on December 31, 2018. We may at any time suspend, discontinue or amend the plan in any respect whatsoever, except that no such amendment will impair any rights under any outstanding award without the consent of the recipient of the award. We will obtain stockholder approval of amendments as required by applicable law or regulation.

Federal Income Tax Consequences

        The following is a brief discussion of the federal income tax consequences applicable to awards under the 1998 plan based on the Internal Revenue Code, as in effect as of the date of this summary. This discussion is not intended to be exhaustive and does not describe the state or local tax consequences. We discuss the tax consequences of restricted stock and performance unit awards as those are the only awards that the Compensation Committee has made to executive officers in the past ten years.

        We will be entitled to a tax deduction for awards under the plan only to the extent that the participants recognize ordinary income from the award. Section 162(m) of the Internal Revenue Code contains special rules regarding the deductibility of compensation paid to certain highly compensated executive officers to the extent that their compensation exceeds $1,000,000, unless it qualifies as "performance-based compensation." Although the 1998 plan permits the Compensation Committee to make awards which qualify as performance-based compensation, as explained below in "COMPENSATION DISCUSSION AND ANALYSIS—Section 162(m)," Section 162(m) does not limit the compensation paid by an operating partnership to executive officers of a REIT that serves as general partner of the operating partnership.

        A grantee who receives a restricted stock or restricted stock unit award generally will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at the time of the grant. When the restrictions lapse, the grantee will recognize income, taxable at ordinary income tax rates, in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We would then be entitled to a corresponding tax deduction. Any dividends paid to the grantee during the restriction period will be compensation income to the grantee and deductible as such by us. The holder of a restricted stock or restricted stock unit award may elect to be taxed at the time of the award on the fair market value of the shares, in which case (1) we will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the grantee during the restriction period will be taxable as dividends to him or her and not deductible by us and (3) there will be no further federal income tax consequences when the restrictions lapse.

        If a grantee receives a performance unit award which relates to our common stock, the grantee will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at such time. A grantee will realize ordinary income at the time the award is paid equal to the amount of cash paid or the value of the shares of common stock delivered, and we would then have a corresponding tax deduction.

        If a grantee receives a performance unit award in the form of LTIP units that are subject to forfeiture, in whole or in part, if performance conditions or vesting requirements are not met, and if the grantee makes an election under Section 83(b) of the Internal Revenue Code, the grantee will not recognize income until the LTIP units have been converted into units and are exchanged for shares of our common stock or cash. A substantial portion of the grantee's income at the time of exchange will be taxed at capital gains rates, and we will not be entitled to a tax deduction when the award is made or when they are exchanged for shares of our common stock or cash.

Plan Benefits

        The actual number of shares of common stock that may be issued to participants in the future is presently not determinable. Other than the automatic awards to eligible directors described above (which the proposed amendment to the 1998 plan would eliminate), future awards under the 1998 plan are entirely within the discretion of the committee and cannot be determined.

        The Board of Directors Unanimously Recommends that Stockholders Vote FOR Approval of the Amended and Restated 1998 Stock Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

        The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of December 31, 2011.

	A		B	A
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (#)
Equity compensation plans approved by security holders(1)	2,279	(2)	$50.17	799,691	(3)
Equity compensation plans not approved by security holders	—		—	—
Total(1)	2,279	(2)	$50.17	799,691	(3)

(1)
Consists of the 1998 plan.

(2)
Consists of shares reserved for issuance under option awards assumed in connection with our acquisition of Chelsea Property Group in 2004. Does not include 397,434 shares reserved for issuance under earned, but unvested, restricted stock awards and 2,430,181 shares reserved for issuance in connection with unvested LTIP unit awards. When fully vested, LTIP units can be converted into units and then exchanged for shares of common stock on a one-for-one basis or cash, as selected by us. There is no exercise price associated with the restricted stock or LTIP unit awards; accordingly, such awards would not affect the weighted-average exercise price calculation.

(3)
The 1998 plan provides for the grant of incentive stock options, nonqualified stock options, SARs, restricted stock and performance units, including LTIP units. The Compensation Committee has not made any stock option awards to executives since 2001 and has never made any awards of SARs. The original number of shares available for awards under the 1998 plan was 11,300,000.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee consists of the four directors named below, each of whom meets the independence standards of the company's Governance Principles, the NYSE listing standards and applicable securities laws. The committee has overall responsibility for:

  •
  determining the compensation of the executive officers, approving any employment or related agreements, including the employment agreement we entered into with David Simon in 2011, establishing the terms of incentive compensation programs and determining the achievement of established performance goals;

  •
  designing, with the active assistance of management and human resource experts and the committee's consultant, the company's executive compensation program;

  •
  administering the company's stock-based compensation plans and programs;

  •
  recommending any new elements of executive compensation or programs for consideration to the full Board of Directors;

  •
  discussing the COMPENSATION DISCUSSION AND ANALYSIS required by Securities and Exchange Commission regulations with management and, if appropriate, recommending its inclusion in the company's annual report on Form 10-K and proxy statement; and

  •
  evaluating the results of advisory votes on executive compensation submitted to stockholders and determining whether the company's compensation programs and policies should be revised to respond to stockholder concerns.

        The committee held fifteen meetings during 2011. The meetings were designed, among other things, to facilitate and encourage free and frank discussion among committee members, executive management, and other company personnel involved in executive compensation matters. Many of the meetings in 2011 and the previous year included discussions of our efforts to secure a long-term commitment from David Simon to remain the leader of the company.

        After much deliberation, in July 2011, we entered into a new long-term employment arrangement with David Simon for his continued service as our Chairman and Chief Executive Officer through July 5, 2019. The terms of the new arrangement and the reasons why the committee believes it is in the long-term interests of our stockholders are discussed in the COMPENSATION DISCUSSION AND ANALYSIS section of this proxy statement.

        The committee reviewed and discussed with management the COMPENSATION DISCUSSION AND ANALYSIS section included in this proxy statement. Based on its review and these discussions with management, the committee recommended to the Board of Directors that it be included in the company's annual report on Form 10-K for the fiscal year ended December 31, 2011, and proxy statement for the 2012 annual meeting of stockholders.

The Compensation Committee:

Reuben S. Leibowitz, Chairman
Melvyn E. Bergstein
Allan Hubbard
Daniel C. Smith, Ph.D.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the rest of this section and in the tables and the accompanying narrative. Our goal is to provide a better understanding of our compensation practices and the decisions that affected the compensation payable for 2011 to our named executive officers. The Compensation Committee of our Board of Directors, referred to in this section as the committee, plays a key role in overseeing the design of and administering our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the committee.

        The goals of our executive compensation program are to attract, motivate and retain the executive talent that is needed to manage the largest publicly-held real estate company based in the United States. We seek to achieve these goals with compensation that rewards the creation of long-term stockholder value. In this summary, we:

  •
  provide information on our performance in 2011 and over the preceding ten years and review the alignment of our executive compensation with our long-term performance;

  •
  discuss David Simon's new long-term employment arrangement and the reasons why we believe it is in the long-term interests of our stockholders; and

  •
  highlight some of the key operating achievements of 2011.

        Following the summary, we provide more detailed information intended to:

  •
  explain the objectives of our executive compensation program;

  •
  discuss the principal compensation elements of base salaries, annual cash bonuses and long-term incentive compensation;

  •
  explain other elements of compensation and the role management plays in our decision-making process;

  •
  discuss the results of the 2011 advisory vote on executive compensation; and

  •
  report on the decisions the committee made that impacted the compensation of the named executive officers in 2011.

        Absolute and Relative Performance.    Underlying all aspects of our executive compensation program is a focus on performance on both an absolute basis in terms of the value we create for stockholders and on a relative basis as compared to the performance of other real estate companies and other companies in the S&P 500 Index.

        The chart on the following page demonstrates our absolute performance over the past ten years as measured by consolidated revenue and funds from operations, or FFO, as adjusted per share. FFO is widely used as a key measure of financial performance by REITs. FFO as adjusted per share excludes the impact of debt-related charges and impairment charges not related to depreciable real estate. We believe the chart provides a clear indication of our ability to deliver consistent and sustained growth which translates into creation of stockholder value over the long-term. These results are even more compelling when it is taken into account that during this period the U.S. suffered from the greatest economic crisis in recent history.

        The following table shows that our relative performance has been equally compelling over the past ten years. It compares the compound annual return on our common stock (SPG) versus two key benchmarks, the S&P 500 Index and the MSCI U.S. REIT Index, or RMS. As the table indicates, the long-term value we have provided our stockholders far outpaced the indices. The total stockholder return on our common stock over the past ten years places us in the 94th percentile of all companies in the S&P 500 Index.

Year	SPG	S&P 500	SPG vs. S&P 500	RMS	SPG vs. RMS
2002	24.0%	-22.1%	46.1%	3.6%	20.4%
2003	44.5%	28.7%	15.8%	36.7%	7.8%
2004	46.7%	10.9%	35.8%	31.5%	15.2%
2005	23.3%	4.9%	18.4%	12.1%	11.2%
2006	37.0%	15.8%	21.2%	35.9%	1.1%
2007	-11.3%	5.5%	-16.8%	-16.8%	5.5%
2008	-35.9%	-37.0%	1.1%	-38.0%	2.1%
2009	58.0%	26.5%	31.5%	28.6%	29.4%
2010	28.4%	15.1%	13.3%	28.5%	-0.1%
2011	33.6%	2.1%	31.5%	8.7%	24.9%
Compound Annual Return	21.2%	2.9%	18.3%	10.2%	11.0%
Cumulative Total Return	583%	33%	550%	163%	420%

        New Employment Arrangement for David Simon.    Last year's decision to enter into a new long-term employment arrangement with David Simon was not a routine decision. Securing capable leadership is the single most important responsibility of the Board of Directors. Our performance under David Simon's tenure as Chief Executive Officer over the past seventeen years has been remarkable and unmatched within our industry. David Simon has been widely recognized as one of the best and most effective chief executives in an extremely competitive industry. He was named among Forbes Magazine's 25 Top Gun CEOs in 2009, the #1 CEO in the real estate industry by Institutional Investor Magazine 2009-2012, and one of the top 50 global CEOs by Harvard Business Review for the decade 2000-2010. His leadership has been integral to our record of performance. The company's equity market capitalization has increased from $2 billion in January 1995, when he was appointed Chief Executive Officer of the company's predecessor, to over $45.8 billion as of December 2011. Under David Simon's leadership, we have emerged from the worst economic crisis since the 1930s with increased profitability, liquidity and operating performance and the flexibility to pursue strategic opportunities.

        Given David Simon's vast experience, track record as a chief executive and relatively young age, he has had (and prior to the new arrangement, could have pursued) employment opportunities outside our company and in different industries. The Board of Directors and the committee believe that securing David Simon's continued service as our Chief Executive Officer will best position the company for continued growth and the creation of long-term stockholder value.

        The committee began discussing a long-term employment arrangement with David Simon in 2010. During the negotiation process, which involved numerous meetings, the committee considered the need for new and creative retention and compensation arrangements that could reflect David Simon's contributions and secure a long-term commitment from him to remain with us.

        On July 6, 2011, we entered into an employment agreement with David Simon that provides he is to serve as the company's Chief Executive Officer, a member of the Board of Directors and, except under certain circumstances described in the employment agreement, Chairman of the Board of Directors, through July 5, 2019. The agreement provides for an annual base salary of $1,250,000, subject to annual review and increase, but not decrease, by the committee. The agreement also provides that he will receive an annual target cash bonus of 200% of his base salary, based on the degree to which reasonably attainable performance goals, established in good faith by the committee, are achieved. The performance goals must be consistent with those applicable to the company's senior executives generally. The committee may increase the amount of David Simon's actual bonus from the amount produced by application of the performance goals in its discretion and consistent with past practice. The employment agreement provides that David Simon will continue to participate in the company's annual LTIP programs. Beginning in 2011, his grant under annual LTIP programs is to have a grant date fair value of not less than $12.0 million. Any annual LTIP program award will be subject to achieving objective performance measures over a performance period. The performance period, vesting and other payment conditions of such award may not be less favorable than those applicable to other LTIP program awards made in the same year.

        If we terminate David Simon's employment for any reason, he is entitled to receive certain payments which accrued prior to the date of termination, such as accrued salary and incurred but unreimbursed business expenses. In addition, if David Simon is terminated by us without "cause" or by him for "good reason," he is entitled to receive (i) continued health coverage for him and his dependents for two years (or until he obtains health coverage through other employment), (ii) subject to his execution of a release of claims against us, an amount equal to two times the sum of (x) his annual base salary and (y) his target annual bonus, payable in equal installments over a two-year period in accordance with our standard payroll practices, and (iii) an annual bonus for the year in which he is terminated, based on actual performance for the entire year and pro-rated to reflect the portion of the year that he actually worked. If David Simon's employment is terminated due to death or disability, he will receive the pro-rata portion of the annual bonus. If David Simon's employment is terminated by us for "cause," he would be entitled only to certain accrued obligations.

        If David Simon resigned without "good reason," he would breach his employment agreement, receive no severance payment, and, due to the vesting conditions of the retention award described below, forfeit either all, two-thirds or one-third of the retention award. The limitation on David Simon's ability to resign during the eight-year term of the employment agreement was considered critical by the committee in determining to make the retention award.

        During and for two years following termination of David Simon's employment for any reason (but no later than one year after the end of the eight-year term of the employment agreement if it ends by reason of the passage of time, or because of a termination by us without "cause" or a resignation for "good reason"), he would be prohibited from competing with us, or soliciting or encouraging any of our employees, customers or persons doing business with us, from ceasing employment, being our customer or doing business with us, respectively.

        As part of the new employment arrangement, the committee made a one-time retention award to David Simon of 1,000,000 LTIP units under our stockholder-approved equity compensation plan. Generally, the retention award vests in one-third increments on the day prior to the sixth, seventh and eighth anniversaries of the grant, subject to continued employment. However, if, prior to July 5, 2013, David Simon is terminated by us without "cause" or due to "disability," or he resigns with "good reason," (as those terms are defined in his employment agreement) or if he dies, then one-half of the unvested units under the retention award will vest. If he is terminated under the foregoing circumstances by us on or after July 5, 2013 or if a "change of control" (as defined in the retention award) occurs, then all of the unvested units under the retention award will vest. If he resigns without "good reason" prior to July 5, 2017, the entire award will be forfeited.

        The LTIP units in the retention award are generally similar to the LTIP units in the annual LTIP programs except that the retention award LTIP units have only the time-based vesting requirements explained above and that David Simon will receive distributions on the retention award LTIP units in an amount equal to the regular distributions payable on a unit and special distributions. He is required to use the after-tax portion of these distributions to purchase shares of our common stock on the public trading market on substantially the same terms that dividends may be reinvested by stockholders under the company's dividend reinvestment plan. The after-tax portion of dividends paid on the purchased shares must also be reinvested in additional shares. Upon the vesting of any retention award LTIP units, a pro rata portion of such purchased and reinvested shares will vest and be released. Vested LTIP units may be converted into Operating Partnership units, and then exchanged for shares of common stock on a one-for-one basis, or cash, as selected by the company.

        For accounting purposes, the retention award has a grant date fair value of $119,980,000. This was determined by multiplying $120.23 (the closing price of our common stock on July 6, 2011, the date the retention award was made, net of the $0.25 per unit purchase price David Simon paid) by 1,000,000. In accordance with the rules of the Securities and Exchange Commission, this entire amount appears in the Summary Compensation Table on page 52 as part of David Simon's 2011 compensation. However, the committee believes that the retention award was an integral and necessary component of the new employment arrangement by which David Simon will lead the company for at least eight years. The committee believes that the realizable value of the retention award had to be substantial enough to obtain the long-term commitment while, at the same time, not disproportionate to the potential company growth and stockholder value that could be created during the term of the new employment arrangement.

        In evaluating the retention award, the committee considered, among other things, that David Simon's employment agreement has an eight year term, the annual cost of the award over that eight year term would be six tenths of one percent (0.60%) of the company's then estimated 2011 FFO, and the number of units included in the award represents less than three tenths of one percent (0.30%) of the total outstanding common stock and units (including LTIP units) of the company and the Operating Partnership. As further context, the total stockholder value created from July 6, 2011, the date the award was made, through March 19, 2012, the record date for the 2012 annual meeting, is nearly eighty (80) times greater than the full grant date fair value of the retention award.

        In addition, in evaluating the new employment arrangement, the committee took into account:

  •
  the performance of the company under David Simon's leadership over the past seventeen years on both an absolute basis in terms of our total stockholder return and on a relative basis compared to leading market indices,

  •
  as widely recognized by others, David Simon is an extremely effective leader, and it was critical to the company's future success to keep him as our Chief Executive Officer,

  •
  the fact that over 90% of his annual target compensation will be at-risk, meaning that its value will only be realized if performance conditions or long-term service-based vesting requirements are met,

  •
  the other opportunities available to him during the remainder of his working career, particularly opportunities outside of the public company arena for a person with his expertise to earn substantially greater compensation, such as private equity funds and investment banking companies, and

  •
  his extraordinary knowledge of the company's market, customers and business.

After consideration of these factors, the committee concluded that the best interests of stockholders would be served by the new employment agreement, including the retention award.

        The approval of the new employment arrangement was a business judgment made by the committee, with the input of other independent directors, based on their collective experience, the individual assessments of David Simon's past performance as our Chief Executive Officer and their conclusion that David Simon's continued service as Chief Executive Officer would best position the company to create long-term stockholder value. The decision was subjective and not determined by reference to any peer group or formula.

        Key Achievements in 2011.    Some of our key accomplishments during 2011 which the committee considered in setting compensation included the following:

  •
  our consistent operating performance and positive growth in FFO,

  •
  the total stockholder return for 2011 was 33.6% reflecting the 29.6% improvement in the price of our common stock and cash dividends paid on our common stock in 2011,

  •
  the successful deployment of net cash to fund company growth through new development, redevelopment and acquisitions, including:

  •
  opening Johor Premium Outlet® in Johor, Malaysia, our first Premium Outlet center in Southeast Asia, and Paju Premium Outlets® in Korea,

  •
  completing several property expansions and renovations and adding 38 new anchors and big box tenants across all of our U.S. platforms, and

  •
  increasing our ownership interest in several high-performing properties,

  •
  the disposition of interests in 59 properties for approximately $930 million,

  •
  improved total sales, tenant occupancy and releasing spread,

  •
  we sold $1.2 billion aggregate principal amount of senior notes in November at a weighted average interest rate of 3.6% and weighted average term of eight years and during the year completed a new $4.0 billion revolving credit facility that can be increased to $5.0 billion, and

  •
  maintenance of our A-, A3 and A- credit ratings which are the highest in the retail REIT sector.

Objectives of Our Executive Compensation Program

        The objectives of our executive compensation program are to attract, motivate and retain highly talented executives who are incentivized to lead the company's growth and create long-term stockholder value. To do so, we must increase our profitability, operate more efficiently and maintain and enhance our competitive position. As a result, our executive compensation program is designed to accomplish the following objectives:

  •
  retain our highly-experienced team of executives who make major contributions to our success and attract other highly qualified executives to strengthen that team;

  •
  motivate executives to improve their performance by contributing to the achievement of corporate and business unit goals as well as individual goals; and

  •
  emphasize equity-based incentives with long-term performance or vesting conditions to align the interests of our executives with those of our stockholders and to promote the creation of long-term stockholder value.

        The committee monitors the effectiveness of our compensation program on an ongoing basis. As we continue to grow in size and complexity, it is increasingly important for us to develop effective executive succession plans. For these plans to be effective, we believe it is necessary for our compensation to be competitive not only with other real estate companies, but also with other large enterprises, in both the public and private sectors, with whom we compete for executive talent. The committee will continue to study and implement improvements to our compensation practices as circumstances warrant.

What We Pay and Why: Principal Elements of Compensation

        To accomplish these objectives, we have designed an executive compensation program with three major elements—base salary, annual cash bonuses and long-term incentives.

        Base Salaries.    Base salaries provide an appropriate level of fixed compensation that will promote executive recruitment and retention. We set the base salaries of executive officers at levels competitive with other companies engaged in the retail real estate industry and with other businesses of comparable size and scope with whom we compete for executive talent. The committee reviews base salaries for the executive officers annually and makes adjustments to reflect market conditions, changes in responsibilities and merit increases consistent with compensation practices throughout our organization.

        Annual Cash Bonuses.    The committee uses annual cash bonuses to reward achievement of our financial and operating goals for a year based on the committee's quantitative and qualitative assessment of the executives' contributions to that performance. At the beginning of 2011, the committee approved target and stretch bonus amounts for each participant, ranging from 0 to 200% of the participant's base salary in effect at the end of the year. However, the committee has the discretion to award cash bonuses above the 200% level when it believes it is appropriate. The annual cash bonuses paid to the named executive officers are determined by the committee using objective and subjective criteria as well as information and recommendations from its independent compensation consultant and management. There is no mechanical formula that determines the amount of these bonuses, and the committee considers individual performance as well as company performance in determining cash bonuses. For example, with respect to the CEO, the committee specified the following as some, but not all, of the performance factors or goals to be considered with respect to 2011:

  •
  Stockholder value creation

  •
  Earnings growth

  •
  Achievement of successful acquisition and development activity

  •
  Achievement of strategic business priorities and

  •
  Operational efficiencies

        The annual cash bonuses paid to the named executive officers are solely within the committee's discretion, and may be increased or decreased from established target and stretch levels, based on the committee's assessment of each executive officer's contribution to our performance during the preceding year. Pursuant to David Simon's employment agreement, his annual target cash bonus will be not less than 200% of his base salary.

        We typically pay cash bonuses to executive officers for a year in February or March of the following year so that the committee has sufficient time to assess our financial performance and the executives' contributions for the entire preceding year.

        Long-Term Incentives.    The committee believes that, as the responsibilities of our executives increase, the proportion of their total compensation that is at risk and dependent on our performance should also increase. We use long-term incentive awards under the 1998 plan to promote the creation of long-term stockholder value and align the interests of our executives with the interests of our stockholders. These awards also promote the retention of our executives because they are also subject to multi-year continued service vesting requirements. The 1998 plan authorizes a variety of awards, including stock options, restricted stock and LTIP units which represent interests in the Operating Partnership and are subject to performance conditions and/or time-based vesting requirements. Equity awards to the named executive officers in 2010 and 2011 have been in the form of LTIP units.

        In 2010 and 2011, we made awards of LTIP units under the 1998 plan to a group of our senior executives, including the named executive officers. These awards are subject to the achievement of objective performance measures over a given period and then vest in two installments, subject to the executive maintaining employment, on January 1 of the second and third years after the end of the performance period. Pursuant to David Simon's employment agreement, we have agreed that, during the term of the agreement, he will continue to participate in annual LTIP programs on the same terms as other senior executives and that the grant date fair value of his annual award will be not less than $12.0 million.

        In 2011, the committee made a one-time retention award of LTIP units to David Simon as part of his new eight year employment arrangement. The LTIP units in the retention award will vest on July 5, 2017, 2018 and 2019, if David Simon maintains employment through such dates.

Executive Equity Ownership Guidelines

        We believe that the financial interests of our executives should be aligned with the long-term interests of our stockholders. In addition to long-term incentives in the form of awards under the 1998 plan, our Board of Directors has established equity ownership guidelines for key executives, including the named executive officers. The current ownership guidelines require the executives to maintain ownership of our stock or other securities having a value expressed as a multiple of their base salary for as long as they remain our employees. These multiples are as follows:

Position	Value as a Multiple of Base Salary
Chief Executive Officer	4.0
President and/or Chief Operating Officer	3.0
Other Executive Officers and Executive Vice Presidents who are heads of significant disciplines	2.0

        In addition, these executives are required to retain ownership of a sufficient number of shares received in the form of restricted share awards representing at least 50% of the after-tax value of his or her award or 25% of the pre-tax value of such awards. These shares are to be retained by the executive until he or she retires, dies, becomes disabled or is no longer our employee.

        Ownership of any class of our equity securities or units of the Operating Partnership counts toward fulfillment of these guidelines, including securities held directly, securities held indirectly by or for the benefit of immediate family members, shares of restricted stock that have been earned, even if not vested, and shares held following the exercise of stock options. Unexercised stock options do not count toward these goals. Each of our named executive officers currently meets or exceeds these guidelines.

Other Elements of Compensation

        Retirement and Health and Welfare Benefits.    We have never had a traditional or defined benefit pension plan. We maintain a 401(k) retirement plan in which all salaried employees can participate on the same terms. During 2011, our basic contribution to the 401(k) retirement plan was equal to 1.0% of the participant's base salary and annual cash bonus and vests 20% after the completion of two years and an additional 20% after each additional year of service until fully vested after six years. We match 100% of the first 3% of the participant's contribution and 50% of the next 2% of the participant's contribution. Our matching contributions are vested when made. Our basic and matching contributions are subject to applicable IRS limits and regulations. The limit for company contributions for any participant in 2011 was $12,250. The contributions we made to the 401(k) accounts of the named executive officers are shown in the All Other Compensation column of the Summary Compensation Table on page 52. Executive officers also participate in health and welfare benefit plans on the same terms as other salaried employees.

        No Gross-Up for Excess Parachute Payments.    David Simon and Mr. Sokolov have employment agreements; no other named executive officers currently have employment agreements. We have never had any arrangements requiring us to gross-up compensation to cover taxes owed by the executives, including excise taxes payable by the executive in connection with a change in control.

        If David Simon would become subject to the excise tax on certain "excess parachute payments" pursuant to Section 4999 of the Internal Revenue Code, his employment agreement provides that payments to him which would be subject to the excise tax will be reduced if he retains a greater after-tax amount after such reduction; otherwise, no reduction will be made. The employment agreement does not contain a gross-up for this excise tax.

        Deferred Compensation Plan.    We maintain a non-qualified deferred compensation plan that permits senior executives, key employees and directors to defer all or part of their compensation, including awards under the 1998 plan. There is an account for the executives and employees and a separate account for the non-employee directors. Although we have the discretion to contribute a matching amount or make additional incentive contributions, we have never done either. As a result, the amounts disclosed in the Nonqualified Deferred Compensation in 2011 Table on page 57 consist entirely of compensation earned by, but not yet paid to, the executives and any earnings on such deferred compensation. A participant's deferrals are fully vested, except for restricted stock awards that still have vesting requirements. Upon death or disability of the participant or our insolvency or a change in control affecting us, a participant becomes 100% vested in his account.

        Equity Award Grant Practices.    The committee has not granted any stock options to executives or other employees since 2001. Historically, we have made equity-based incentive awards at the same time in the first quarter after financial results for the preceding year. In 2011, the committee made the awards under the 2011 LTIP program in July when David Simon's new employment arrangement was completed.

2011 Advisory Vote on Executive Compensation

        We conducted two votes at the 2011 annual meeting relating to executive compensation. Stockholders holding approximately 97.1% of the shares voting voted favorably on the say-on-pay vote, approving the compensation paid to our named executive officers. Stockholders holding approximately 87.1% of the votes cast voted in accordance with the recommendation of the Board of Directors to hold future say-on-pay votes on an annual basis. The next advisory vote on the frequency of say-on-pay votes will be held no later than the 2017 annual meeting.

        Many of the committee's decisions on 2011 executive compensation were made prior to last year's advisory vote on executive compensation. Although the results of the advisory vote were available prior to the time that the committee approved the new employment arrangement with David Simon, that arrangement was the result of extensive deliberations by the committee over more than eighteen months. Given the favorable results of the say-on-pay vote, the committee did not believe it needed to change our executive compensation program in response to or as a result of the 2011 vote.

Role of Management in Compensation Decisions

        The Chairman and Chief Executive Officer provides his recommendations to the committee on the compensation of each of the other executive officers. The Chairman and Chief Executive Officer develops his recommendations using third- party data, his own views regarding the executives' performance and the advice of our human resources department on such factors as compensation history, tenure, responsibilities, market data for competitive positions and retention concerns and the need to maintain consistency within the organization. Although the committee gives consideration to the Chairman and Chief Executive Officer's recommendations and to the views of its compensation consultant, the final compensation decisions affecting all executive officers are made by the committee.

Other Compensation Decisions in 2011

        The committee made decisions that impacted the compensation of the named executive officers reported for 2011 regarding base salaries, cash bonuses paid in 2012 for 2011 performance, and the long-term equity-based incentive compensation in the form of awards of LTIP units. The LTIP units awarded in 2011 all have multiple year performance and/or vesting requirements. As a result, the committee does not consider these awards to represent compensation for 2011, but rather as "at-risk" compensation that is subject to conditions that must be met in order for the executive to realize any value from the awards. However, the rules of the Securities and Exchange Commission require us to include as 2011 compensation in the Summary Compensation Table all the LTIP units awarded in 2011. In making its decisions, the committee took into account not only the goals and objectives for 2011 that have been set for each of the named executive officers for purposes of our annual cash bonus program, but also the committee's assessment of the executives' contributions to the performance of the company. In particular, the committee considered the company's performance and achievements as discussed above under "—Executive Summary."

        Base Salaries.    The base salaries set by the committee for 2011 were as follows:

Named Executive Officer	2011 Base Salary	% Increase from 2010
David Simon	$1,250,000	25%
Stephen E. Sterrett	$515,000	3%
Richard S. Sokolov	$800,000	2%
James M. Barkley	$566,500	3%
John Rulli	$463,500	3%

        David Simon's salary was increased to $1,250,000 as required by his employment agreement. The increases in base salaries of the other named executives officers was consistent with similar increases made for all executives.

        Cash Bonuses.    In March 2012, the committee, taking into account its assessment of each executive's performance and other factors explained above, including the financial and operational achievements made during 2011, approved the following discretionary cash bonuses intended to reward the executives for their contributions to our performance in 2011: David Simon—$4,000,000; Mr. Sterrett—$1,150,000; Mr. Sokolov—$1,500,000; Mr. Barkley—$1,300,000; and Mr. Rulli—$450,000.

        Annual LTIP Programs.    As part of its ongoing evaluation of our executive compensation program, the committee has devoted considerable attention to assessing the effectiveness of our long-term equity-based incentive compensation arrangements. In 2010, the committee moved from an annual restricted stock incentive program to annual LTIP programs with longer-term performance requirements.

        LTIP units are a type of limited partnership interest issued by the Operating Partnership which under the 2010 and 2011 annual LTIP programs, can be earned, in whole or in part, depending upon the extent to which our total stockholder return, or TSR (representing the difference between a baseline value and valuation date based on price appreciation of our common stock plus cumulative dividends we pay on our common stock without reinvestment or compounding), over the performance period exceeds the relative and absolute performance targets set by the committee. The committee believes these programs promote the long-term creation of stockholder value due to the three-year performance period and the additional two-year ratable vesting requirement. Further, the use of both absolute and relative performance measures aligns the interests of executives with stockholders and insures that large payouts will not occur when company performance lags the MSCI US REIT Index or the S&P 500 Index. The LTIP units that are earned to the extent that applicable TSR benchmarks are achieved during the performance period become the equivalent of units on a one-for-one basis, but only after an additional two year service-based vesting requirement that begins after the end of the performance period. LTIP units not earned are forfeited.

        In March 2010, when the committee decided to move forward with an LTIP program, the committee approved two transitional programs with a one-year performance period and another with a two-year performance period so that there would be vesting opportunities over the next two years that overlapped with the first three-year program. The performance period for the one-year 2010 LTIP program ended December 31, 2010; the performance period for the two-year LTIP program ended December 31, 2011; and the performance period for the three-year 2010 LTIP program will end December 31, 2012. Consistent with the committee's objective to establish three-year LTIP programs annually, in July 2011, the committee established a three-year LTIP program in 2011 with a performance period ending December 31, 2013.

        All of the annual LTIP programs use the same three performance measures. We compare the TSR of our common stock during the applicable performance period using a baseline value of $79.80 per share for the 2010 LTIP programs (the closing sale price as reported by the NYSE for December 31, 2009) and $99.49 per share for the 2011 LTIP program (the closing sale price as reported by the NYSE for December 31, 2010). The first relative performance measure, weighted at 60%, requires our TSR to equal or exceed the overall performance of the MSCI US REIT Index. The second relative performance measure, weighted at 20%, requires our TSR to equal or exceed the overall performance of the S&P 500 Index. The third performance measure, weighted at 20%, requires our TSR, viewed on an absolute basis, to exceed a specified target TSR. To achieve a 100% payout of the award based on all three measures, our TSR must exceed the performance of the MSCI US REIT Index by 3% or more, must exceed the performance of the S&P 500 Index by 2% or more on an annual basis and must be 12% per year or more. To receive a partial payout any one of the following must occur: our TSR must be greater than the MSCI US REIT Index minus 1%, our TSR must be greater than the S&P 500 Index minus 2% or our TSR on an absolute basis must be greater than 6.67% per year.

        The number of earned LTIP units will be determined by the committee when our financial results for the performance period are available using the following payout matrices (with linear interpolation between the specified payout percentages):

Relative TSR (Weighted 60%)—MSCI US REIT Index

All Performance Periods	Payout % of Target
Index -1%	0.0%
=Index	33.3%
Index +1%	50.0%
Index +2%	66.7%
Index +3% or greater	100.0%

Relative TSR (Weighted 20%)—S&P 500 Index

All Performance Periods	Payout % of Target
Index -2%	0%
=Index	33.3%
Index +2%	100.0%

Absolute TSR (Weighted 20%)

Two-year 2010 LTIP Program 1/1/2010-12/31/2011 Performance Period	Three-year 2010 LTIP Program 1/1/2010-12/31/2012 Performance Period	Three-year 2011 LTIP Program 1/1/2011-12/31/2013 Performance Period	Payout % of Target
<=13.33%	<=20%	<=20%	0.0%
16%	24%	24%	33.3%
18%	27%	27%	50.0%
20%	30%	30%	66.7%
22%	33%	33%	83.3%
>=24%	>=36%	>=36%	100.0%

        After the end of each performance period, any earned LTIP units will then be subject to time-based vesting over a period of two years. One-half of the earned LTIP units will vest on January 1 of the second and third years following the end of the applicable performance period, subject to the participant maintaining employment with us through those dates.

        The LTIP units are designed to qualify as "profits interests" in the Operating Partnership for federal income tax purposes. During the performance period, holders of LTIP units will be allocated taxable profits and losses equal to one-tenth of the amounts allocated to a unit and will receive distributions equal to one-tenth of the amount of regular quarterly distributions paid on a unit, but will not receive any special distributions. As a general matter, the profits interests characteristics of the LTIP units mean that initially they will not be economically equivalent in value at the time of award to the economic value of a unit. The value of the LTIP units can increase over time until the value of the LTIP units is equivalent to the value of the units on a one-for-one basis.

        After the end of the performance period, holders of earned LTIP units, both vested and unvested, will be entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a unit. Vested LTIP units may be converted into units on a one-for-one basis. Units are exchangeable for shares of the company's common stock on a one-for-one basis, or cash as selected by the company.

        In the event that we experience a change of control prior to the end of a performance period, the performance period will be shortened to end on a date immediately prior to such event, and a pro-rata share of each participant's award LTIP units (based on the portion of the performance period elapsed prior to the event) will be considered earned and fully vested on such change of control. If a change of control occurs after the end of any performance period, any earned LTIP units which have not yet vested will become immediately vested at that time.

        In the event a participant's employment is terminated due to death or disability, the number of his or her earned LTIP units will be determined at the end of the applicable performance period based on actual performance, and then will be prorated based upon the number of days during the performance period prior to death or disability. All earned LTIP units will fully vest as of the date of a participant's death or disability.

        If a participant's employment with us ceases for any reason other than death, disability or change of control, any award LTIP units that have not been earned, and any earned LTIP units that have not vested, will automatically be forfeited, although the committee may, in its sole discretion, determine that all or any portion of any LTIP units awarded or earned shall become fully vested in a participant whose employment ceases due to the participant's retirement after age 55.

        The committee has the authority to make all determinations, interpretations and assumptions relating to the vesting and calculation of the LTIP awards.

        Annual 2011 LTIP Awards to Executive Officers.    In July 2011, the committee approved the following awards of LTIP units under the 2011 LTIP program to our named executive officers:

	Maximum Number of LTIP Units	Maximum Grant Date Fair Value	Percentage Decrease in Maximum Grant Date Fair Value
David Simon	161,091	$12,000,041	25%
Stephen E. Sterrett	67,121	5,000,000	42
Richard Sokolov	80,546	6,000,000	35
James M. Barkley	67,121	5,000,000	42
John Rulli	33,561	2,500,037	47

        The performance period for the 2011 LTIP program began on January 1, 2011 and ends on December 31, 2013. The number of LTIP units listed in the table are the maximum number of LTIP units awarded that can be earned during the performance period. The number of LTIP units earned will depend on our actual TSR for the performance period measured against the applicable performance measures and the number of the earned LTIP units may be less (but not more) than the maximum number of LTIP units listed above. The maximum grant date fair value of the 2011 LTIP program awards was less than the 2010 LTIP program awards because the 2010 awards consisted of three awards with one-, two- and three-year performance periods. When the 2011 LTIP program awards are compared to the values of the three-year 2010 LTIP program, the 2011 LTIP program awards were greater than or equal to the values of the three-year 2010 LTIP program awards.

        Earned LTIP Units Under Transitional Two-Year 2010 LTIP Program.    The committee asked our independent registered public accounting firm, Ernst & Young LLP, to perform certain agreed upon procedures to corroborate the extent to which the performance measures set for the transitional two-year 2010 LTIP program had been achieved. With the use of the results of these procedures, in February 2012, the committee determined that the extent to which the performance measures had been achieved during the two-year performance period ending December 31, 2011 resulted in a 100% payout. Accordingly, the named executive officers earned the following number of LTIP units under the transitional program: David Simon—120,976; Mr. Sterrett—51,165; Mr. Sokolov—56,850; Mr. Barkley—51,165; and Mr. Rulli—34,110. The earned LTIP units will vest in equal portions on January 1, 2013 and January 1, 2014. The recipient must maintain continuous service through each vesting date, except for termination of service resulting from death or disability or, in the committee's sole discretion, upon retirement.

2011 Total Direct Compensation(1)

        The following table presents the total direct compensation of the named executive officers for 2011. it also includes for comparative purposes the total direct compensation awarded to our named executive officers for 2010 and 2009. It includes amounts for salaries, bonuses and incentive compensation and not all of the items required by the rules of the Securities and Exchange Commission to be reported in the Summary Compensation Table. It presents performance conditioned incentive compensation awards in the year to which the performance relates or, in the case of multi-year awards, to the year in which the performance period ends. In addition, David Simon's total direct compensation in 2011 includes one-eighth of the value of his retention award even though none of the award is expected to vest prior to 2017.

Total Direct Compensation(1) Earned in Prior Three Fiscal Years

Name	Year	Salary ($)	Bonus(3) ($)	Restricted Stock(4) ($)	LTIP Units(5) ($)	Total Direct Compensation ($)
David Simon(2)	2011	1,211,538	4,000,000	0	20,287,256	25,498,794
	2010	1,000,000	4,000,000	0	2,112,759	7,112,759
	2009	1,038,462	3,000,000	3,544,651	0	7,583,113
Stephen E. Sterrett	2011	512,692	1,150,000	0	2,237,209	3,899,901
	2010	500,000	1,000,000	0	788,343	2,288,343
	2009	493,269	750,000	759,640	0	2,002,909
Richard S. Sokolov	2011	797,231	1,500,000	0	2,485,788	4,783,019
	2010	782,000	1,500,000	0	985,429	3,267,429
	2009	812,077	1,000,000	911,501	0	2,723,578
James M. Barkley	2011	563,962	1,300,000	0	2,237,209	4,101,171
	2010	550,000	1,750,000	0	788,343	3,088,343
	2009	519,231	850,000	759,640	0	2,128,871
John Rulli	2011	461,423	450,000	0	1,491,473	2,402,896
	2010	450,000	500,000	0	591,257	1,541,257
	2009	467,308	500,000	759,640	0	1,726,948

(1)
Total direct compensation consists solely of (a) the actual salary paid for the indicated year, (b) the annual cash bonus earned for the indicated year that was paid in the following year, (c) restricted stock awards based on performance for the indicated year at their grant date fair value, (d) the 2010 and 2011 program LTIP units that have been earned in the indicated year at their grant date fair value, and (e) one-eighth of the grant date fair value of David Simon's retention award. The treatment of the retention award reflects the committee's view that the retention award will be earned over the eight year term of his employment agreement. The treatment of the retention award in this table is only one of several alternative methods of presenting incentive compensation that vests over a multiple year period.

(2)
Effective July 6, 2011, David Simon's compensation is determined in accordance with his employment agreement (described under "—Executive Summary—New Employment Arrangement for David Simon," above).

(3)
Bonuses earned for the indicated year were paid in the following year.

(4)
The amounts are the Accounting Standards Codification Topic 718, or ASC 718, grant date fair value of the restricted stock awards that were issued in the following year.

(5)
The amounts shown are the grant date fair values of the LTIP units awarded in the one-year 2010 LTIP program (for 2010) and the two-year 2010 LTIP program (for 2011), net of the purchase price of $0.25 per unit. It reflects payouts of 79.3% of the one-year 2010 LTIP program and 100% of the two-year 2010 LTIP program. Once earned, the LTIP units in the annual programs will vest on January 1 of the second and third years following the end of the applicable performance period. Also includes one-eighth of the grant date fair value of David Simon's retention award, net of the purchase price of $0.25 per unit.

Clawbacks of Incentive Compensation

        In accordance with Section 302 of the Sarbanes-Oxley Act of 2002, we have a "clawback" policy that provides for the recoupment or recovery of performance-based awards in the event of a financial statement restatement. That statute requires the chief executive and chief financial officers of a publicly-held company to repay certain amounts if the company restates its financial statements as a result of financial reporting misconduct. The amounts to be repaid consist of (1) any bonus or other incentive-based or equity- based compensation received from the company during a twelve month period following the filing of the financial document in question; and (2) any profits realized from the sale of securities of the company during that period.

        In addition, David Simon's employment agreement and the 2011 LTIP program award agreements provide that in the event of a financial restatement, the company may recoup the employee's bonus and other equity and non-equity compensation tied to the achievement of earnings targets if the compensation would not have been earned as a result of the financial restatement. These provisions will be superseded by any broader recoupment policy that the company adopts pursuant to expected regulations that are mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act. Future awards under the 1998 plan will also include provisions expressly acknowledging the applicability of any such recoupment policy to the award.

Section 162(m)

        Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly-held companies for compensation paid to certain executives to the extent their compensation exceeds $1,000,000 in any fiscal year. As long as we qualify as a REIT, we do not pay taxes at the corporate level. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. In addition, the Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. Although we have not obtained a ruling on this issue, we believe the positions taken in the rulings would apply to our operating partnership as well.

        Substantially all of the services rendered by our executive officers were on behalf of the Operating Partnership. Accordingly, we believe that the compensation we paid to our executive officers for 2011 will not be limited by Section 162(m).

ASSESSMENT OF COMPENSATION-RELATED RISKS

        Our senior management team conducts an ongoing assessment of the risks related to our compensation policies and practices. This team reviews and discusses the various design features and characteristics of our company-wide compensation policies and programs, as well as, those at the business unit level. In its ongoing review and assessment, the team also considers the elements of our compensation program for our senior executives including the performance measures used for the annual incentive programs, as well as, our long term incentive programs. Senior management obtains and evaluates data from a REIT peer group reflecting a comparison of compensation practices and pay levels for comparable positions within that group to assess the competitiveness of our compensation levels with the peer group.

        The committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. In performing this responsibility, the committee has utilized the services of a consultant to obtain advice and assistance in the design and implementation of incentive compensation programs for our executives. The consultant does no work for management, unless requested by the Chairman of the committee. In reviewing whether our compensation policies and practices encourage excessive risk-taking, the committee also considers senior management's assessment described above. We believe the following factors reduce the likelihood that our compensation policies and practices would encourage excessive risk-taking:

  •
  Our policies and programs are generally intended to encourage retention of our executives so that they can focus on achieving long-term objectives. Approximately 85% of our senior executives have been with the company for more than ten years.

  •
  Our overall compensation is maintained at levels that are competitive with the market.

  •
  Our compensation mix is designed in part to reward long-term performance and is balanced among (i) fixed cash components, (ii) incentives that reward improvements in total company performance and business unit performance, (iii) components measured by individual performance, and (iv) performance-based incentive opportunities that may be realized in the future.

  •
  Our annual cash incentive awards are weighted based on the achievement of several different financial and operational performance measures.

  •
  Our annual LTIP programs use both absolute and relative performance measures over three-year performance periods and additional two-year vesting requirements.

  •
  David Simon's retention award does not begin vesting until he has served the company for six years from the effective date of his employment agreement. LTIP units in the retention award would vest before that time only under circumstances the committee believes to be exceptional.

  •
  All equity-based awards are subject to multi-year vesting requirements.

  •
  Executive officers are subject to minimum stock ownership guidelines, equity award multi-year vesting requirements and limitations on trading our securities, including prohibitions on hedging our securities, under our Insider Trading Policy.

  •
  The committee has discretion to adjust incentive performance targets and payouts on a downward basis when it determines that such adjustments would be in the best interests of us and our stockholders.

  •
  Employment and award agreements we entered into with executive officers beginning in 2011 contain provisions permitting the company to recoup compensation tied to the achievement of financial targets if the compensation would not have been earned based on restated financial results.

        Based on the foregoing, we believe that our compensation policies and programs are not reasonably likely to have a material adverse effect on us.

SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation paid or awarded to each of our named executive officers for the years indicated. For a more thorough discussion of our executive compensation program, see the "COMPENSATION DISCUSSION AND ANALYSIS" section of this proxy statement which begins on page 37.

        The Summary Compensation Table has been prepared to comply with the disclosure requirements of the Securities and Exchange Commission. It includes as compensation for the indicated year all incentive compensation awards made in that year, even though the awards were made with respect to performance for another year or years. For example, the compensation in 2011 includes all LTIP unit awards made in 2011 even though the awards have performance and/or time-based vesting dates in the future and may never be realized by the executive.

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	All Other Compensation(3) ($) (i)	Total ($) (j)
David Simon	2011	1,211,538	4,000,000	131,939,768	15,239	137,166,545
Chairman and Chief	2010	1,000,000	4,000,000	19,544,651	15,248	24,559,899
Executive Officer	2009	1,038,462	3,000,000	578,677	16,444	4,633,583
Stephen E. Sterrett	2011	512,692	1,150,000	4,983,220	16,320	6,662,232
Senior Executive Vice President	2010	500,000	1,000,000	7,509,640	16,329	9,025,969
and Chief Financial Officer	2009	493,269	750,000	319,680	17,780	1,580,729
Richard S. Sokolov	2011	797,231	1,500,000	5,979,864	334,030	8,611,125
President and Chief	2010	782,000	1,500,000	8,661,501	290,078	11,233,579
Operating Officer	2009	812,077	1,000,000	479,487	309,035	2,600,599
James M. Barkley	2011	563,962	1,300,000	4,983,220	17,065	6,864,247
General Counsel and Secretary	2010	550,000	1,750,000	7,509,640	17,074	9,826,714
	2009	519,231	850,000	319,680	18,244	1,707,155
John Rulli	2011	461,423	450,000	2,491,647	16,320	3,419,390
Senior Executive	2010	450,000	500,000	5,509,640	16,329	6,475,969
Vice President and Chief Administrative Officer	2009	467,308	500,000	303,693	17,510	1,288,511

(1)
Bonuses earned with respect to the indicated year were paid in the following year.

(2)
Represents the total grant date fair value of all equity-based awards made during 2011 determined in accordance with ASC 718. These include (a) for 2011, (i) the maximum awards under the 2011 LTIP program (even though those LTIP units remain subject to performance measures during a three-year performance period that has not yet ended and, once earned, are subject to further vesting requirements), and (ii) the 1,000,000 LTIP units in David Simon's retention award (even though those LTIP units are not expected to begin vesting until 2017), and (b) for 2010, the maximum awards for the one-, two- and three-year 2010 LTIP programs (even though the one-year 2010 LTIP unit program payout percentage was 79.3%).

We engaged a major public accounting firm who is not our independent registered public accounting firm to develop the grant date fair values of the 2011 LTIP program using a Monte Carlo simulation. Three simulations were conducted using assumptions regarding the total stock return on the company's common stock and the relative total returns of the S&P 500 Index and MSCI U.S. REIT Index, as well as expected volatility, risk-free investment rates, correlation coefficients, dividend reinvestment, and other factors. The grant date fair values of the awards in the 2011 LTIP program so determined (without regard to the purchase price of $0.25 per unit to be paid by the participant) were as follows:

Maximum Grant Date Fair Value of 2011 LTIP Program Unit Awards
David Simon	$12,000,041
Stephen E. Sterrett	5,000,000
Richard S. Sokolov	6,000,000
James M. Barkley	5,000,000
John Rulli	2,500,037

  As explained in the "COMPENSATION DISCUSSION AND ANALYSIS" section of this proxy statement, the committee determined that our performance for the two-year period ended December 31, 2011, resulted in a 100% payout of the two-year 2010 LTIP program. The number of LTIP units awarded under the three-year 2010 LTIP program and the 2011 LTIP program that may be earned in the future will depend upon the extent that we achieve the performance measures during three-year performance periods that end on December 31, 2012 and 2013, respectively. If our performance for those periods results in a payout of less than 100%, the number of LTIP units earned would be less than the maximum amounts shown. Once earned, one-half of the LTIP units in the annual programs will vest on January 1 of the second and third years following the end of the applicable performance period. The recipient must maintain continuous service through each vesting date, except for termination of service resulting from death or disability or, in the committee's sole discretion, upon retirement. The grant date fair values of the LTIP units are reported in column (e) net of the purchase price of $0.25 per unit.

  The grant date fair value of the 1,000,000 Series CEO LTIP units in David Simon's retention award is based on $120.23 per unit, the closing price of our common stock as reported by the NYSE for July 6, 2011, net of the purchase price of $0.25 per unit. One-third of the LTIP units in the retention award will vest on July 5, 2017, 2018 and 2019, subject to maintenance of continuous service through the vesting date.

  The Total Direct Compensation Table found on page 49 allocates performance-conditioned incentive compensation awards in the year to which the performance relates or, in the case of multi-year performance periods, to the year in which the performance period ends. In addition, it includes in David Simon's direct compensation for 2011 one-eighth of the value of his retention award even though none of the award is expected to vest prior to 2017.

(3)
Amounts reported in 2011 consist of the following:

	Employee and Dependent Life Insurance Premiums	Use of Charter Aircraft	401(k) Contribution
David Simon	$2,989	$0	$12,250
Stephen E. Sterrett	4,070	0	12,250
Richard S. Sokolov	4,764	317,016	12,250
James M. Barkley	4,815	0	12,250
John Rulli	4,070	0	12,250

GRANTS OF PLAN-BASED AWARDS IN 2011

			Estimated Future Payouts Under Equity Incentive Plan Awards
				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)(3)	Grant Date Fair Value of Stock and Option Awards ($) (1)(4)
	Grant Date(1) (b)	Type of Award	Maximum (#) (g)(2)
David Simon	7/6/11	Retention award	—	1,000,000	119,980,000
	7/6/11	LTIP units	161,091	—	12,000,041
Stephen E. Sterrett	7/6/11	LTIP units	67,121	—	5,000,000
Richard S. Sokolov	7/6/11	LTIP units	80,546	—	6,000,000
James M. Barkley	7/6/11	LTIP units	67,121	—	5,000,000
John Rulli	7/6/11	LTIP units	33,561	—	2,500,037

(1)
Represents the date that the award was made.

(2)
There is no minimum or established target amount under the 2011 LTIP program. The "Maximum" column represents the number of LTIP units the named executive officer would earn if our performance for the three-year period ended December 31, 2013 would result in a 100% payout, which is the payout for the two-year 2010 LTIP program. Once earned, the LTIP units will vest on January 1 of the second and third years following the end of the performance period. The recipient must maintain continuous service through each vesting date, except for termination of service resulting from death or disability or, in the committee's sole discretion, upon retirement.

(3)
Represents the retention award of LTIP units made to David Simon (see "COMPENSATION DISCUSSION AND ANALYSIS—Executive Summary—New Employment Arrangement for David Simon," above).

(4)
The grant date fair value of the retention award LTIP units was calculated using $120.23 per unit, the closing price of our common stock on July 6, 2011, net of the $0.25 per unit purchase price. The grant date fair value of the 2011 LTIP program awards was determined using a Monte Carlo analysis and is shown without regard to the $0.25 per unit purchase price.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4) (j)
David Simon	1,223,673	157,487,679	331,405	42,648,509
Stephen E. Sterrett	83,732	10,778,958	141,634	18,226,879
Richard S. Sokolov	99,015	12,746,964	165,703	21,324,319
James M. Barkley	83,732	10,778,958	141,634	18,226,879
John Rulli	61,664	7,938,938	86,784	11,168,233

(1)
Consists of the following shares of restricted stock and LTIP units that have been earned but not vested:

	Type of Award	Number of Shares or Units
David Simon	Restricted stock granted in 2007	4,707
	Restricted stock granted in 2008	9,657
	Restricted stock granted in 2010	31,582
	2010 LTIP units (one-year)	49,894
	2010 LTIP units (two-year)	120,976
	Retention award LTIP units	1,000,000
Mr. Sterrett	Restricted stock granted in 2007	2,353
	Restricted stock granted in 2008	4,828
	Restricted stock granted in 2010	6,768
	2010 LTIP units (one-year)	18,618
	2010 LTIP units (two-year)	51,165
Mr. Sokolov	Restricted stock granted in 2007	3,530
	Restricted stock granted in 2008	7,242
	Restricted stock granted in 2010	8,121
	2010 LTIP units (one-year)	23,272
	2010 LTIP units (two-year)	56,850
Mr. Barkley	Restricted stock granted in 2007	2,353
	Restricted stock granted in 2008	4,828
	Restricted stock granted in 2010	6,768
	2010 LTIP units (one-year)	18,618
	2010 LTIP units (two-year)	51,165
Mr. Rulli	Restricted stock granted in 2007	2,236
	Restricted stock granted in 2008	4,587
	Restricted stock granted in 2010	6,768
	2010 LTIP units (one-year)	13,963
	2010 LTIP units (two-year)	34,110

  One-fourth of the restricted stock awards vest on January 1 of the four years following the date of the grant. One-half of the 2010 LTIP units in the annual programs vest on January 1 of the second and third years following the end of the performance period. One-third of the LTIP units in David Simon's retention award will vest on July 5, 2017, 2018 and 2019.

  Additionally, for David Simon, column (g) includes 6,857 shares of common stock that were acquired by reinvesting a portion of the funds from cash distributions on his unvested retention award LTIP units in accordance with the terms of the award.

(2)
The amounts are calculated by multiplying $128.94, the closing price of our common stock as reported by the NYSE for December 30, 2011, by the applicable number of shares or LTIP units. The amounts for LTIP unit awards are net of the $0.25 per unit purchase price.

(3)
Consists of the following LTIP units that have not yet been earned:

	Type of Award	Number of Units
David Simon	2010 LTIP units (three-year)	170,314
	2011 LTIP units	161,091
Mr. Sterrett	2010 LTIP units (three-year)	74,513
	2011 LTIP units	67,121
Mr. Sokolov	2010 LTIP units (three-year)	85,157
	2011 LTIP units	80,546
Mr. Barkley	2010 LTIP units (three-year)	74,513
	2011 LTIP units	67,121
Mr. Rulli	2010 LTIP units (three-year)	53,223
	2011 LTIP units	33,561
(4)
The amounts are calculated by multiplying $128.94, the closing price of our common stock as reported by the NYSE for December 30, 2011, by the applicable number of LTIP units, net of the $0.25 per unit purchase price.

OPTION EXERCISES AND STOCK VESTED IN 2011

	Option Awards(1)		Stock Awards(2)
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(3) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(4) (e)
David Simon	250,000	19,535,000	23,004	2,288,668
Stephen E. Sterrett	0	0	9,020	897,400
Richard S. Sokolov	0	0	12,801	1,237,571
James M. Barkley	0	0	9,125	907,846
John Rulli	0	0	8,572	852,828

(1)
David Simon was the only named executive officer who exercised options during the year. He continues to own all of the shares acquired on exercise.

(2)
Includes awards of restricted stock.

(3)
Value realized is calculated on the basis of the difference between the exercise price and the closing price of our common stock as reported by the NYSE on the date of exercise, multiplied by the number of shares acquired on exercise.

(4)
Portions of restricted stock awards granted in 2010 and earlier vested on January 1, 2011. Value realized is calculated by multiplying $99.49, the closing price of our common stock as reported by the NYSE on December 31, 2010, by the number of shares that vested on January 1, 2011.

NONQUALIFIED DEFERRED COMPENSATION IN 2011

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings (Losses) in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(2) (f)
David Simon	0	0	2,289,566	6,057,753	14,621,808
Stephen E. Sterrett	0	0	3,329,305	768,350	14,626,014
Richard S. Sokolov	0	0	0	0	0
James M. Barkley	0	0	2,135,813	754,500	10,863,314
John Rulli	0	0	1,559,948	807,849	6,598,318

(1)
Aggregate earnings include dividends paid on, and appreciation of, shares of our common stock held in the plan.

(2)
Of the amounts in this column, the following amounts are or were previously reported in the Summary Compensation Table: David Simon—$9,282,181; Mr. Sterrett—$2,930,447; Mr. Sokolov—$0; Mr. Barkley—$5,141,862; and Mr. Rulli—$303,693.

        The assets of our deferred compensation plan are held in what is commonly referred to as a "rabbi trust" arrangement. This means the assets of the plan are subject to the claims of our general creditors in the event of our insolvency. The plan assets are invested by the trustee in its sole discretion. Payments of a participant's elective deferrals are made as elected by the participant. These amounts would be paid earlier in the event of termination of employment or death of the participant, an unforeseen emergency affecting the participant as determined by the committee appointed to administer the plan or a change in control affecting us.

        We have not made any contributions to the executive account of our deferred compensation plan since its inception in 1995. As a result, the contributions and aggregate balances shown in the table above are composed entirely of contributions made by the executives from their salary, bonus or restricted stock awards for prior years and earnings on those amounts. The earnings do not represent above-market or preferential rates. The executives may vote and are entitled to receive dividends on their restricted stock awards in the plan.

        Deferral elections are made by eligible executives in June of each year for amounts to be earned or granted in the following year. An executive may defer all or a portion of salary, annual bonus or awards under the 1998 plan.

        The investment options available to an executive under the deferral program vary depending upon the type of compensation being deferred. The table below shows the investment options available and their annual rate of return for the calendar year ended December 31, 2011:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
BlackRock All Investors Money Market	0.050%	JP Morgan US Equity	-1.810%
Pimco Total Return	3.750%	JP Morgan Small Cap Equity	2.610%
Oppenhiemer Global Alloc	7.770%	BlackRock Basic Value	-2.980%
Massachusetts Investors Trust	-1.830%	Lord Abbett Mid Cap Value	-3.950%
BlackRock Capital Appreciation	-9.130%	BlackRock Global Allocation	-3.710%
Alliance Bernstein International		BIF Treasury	0.010%
Growth	-16.510%	Simon Property Group Common
BlackRock Bond	4.300%	Stock*	33.600%
BlackRock Balanced Capital	2.580%

*
Shares of our common stock contributed to the plan may be kept in that form as an investment option.

ESTIMATED POST-EMPLOYMENT PAYMENTS
UNDER ALTERNATIVE TERMINATION SCENARIOS

        The following table sets forth the value of the benefits that would have been payable to each of the named executive officers, assuming that the following events occurred on December 31, 2011. We do not disclose payments or other benefits under our 401(k) retirement plan and health and welfare plans because all salaried employees are entitled to the same benefits under those plans. Also, we do not include distributions from our deferred compensation plan because the amounts in that plan consist entirely of contributions made by the executives and earnings on those contributions. The amounts shown are only estimates of the amounts that would be payable to the executives upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

Benefit	Voluntary resignation or retirement ($)	Termination by the company without cause or resignation with good reason ($)	Death or disability ($)	Change in control ($)	Termination by the company without cause or resignation with good reason following change in control ($)
David Simon(1)
Severance Payment(2)	0	7,500,000	0	0	7,500,000
Benefit Continuation	0	43,021	0	0	43,021
Restricted Stock(3)	0	0	5,924,277	5,924,277	5,924,277
Annual LTIP(4)	0	0	41,294,560	43,511,333	43,511,333
Retention LTIP(5)	0	64,345,000	64,345,000	120,690,000	120,690,000

Total	0	72,888,021	111,563,837	170,125,610	170,228,631

Stephen E. Sterrett
Severance Payment(6)	0	158,462	0	0	158,462
Restricted Stock(3)	0	0	1,798,584	1,798,584	1,798,584
Annual LTIP(4)	0	0	17,297,346	18,252,360	18,252,360
2011 Bonus(7)	0	0	1,150,000	0	1,150,000

Total	0	158,462	20,245,930	20,050,944	21,359,406

Richard S. Sokolov
Severance Payment(8)	0	1,400,000	0	0	1,400,000
Restricted Stock(3)	0	0	2,436,063	2,436,063	2,436,063
Annual LTIP(4)	0	0	19,963,569	21,071,958	21,071,958
2011 Bonus(5)	0	0	1,500,000	0	1,500,000

Total	0	1,400,000	23,899,632	23,508,021	26,408,021

James M. Barkley
Severance Payment(6)	0	174,308	0	0	174,308
Restricted Stock(3)	0	0	1,798,584	1,798,584	1,798,584
Annual LTIP(4)	0	0	17,297,346	18,252,360	18,252,360
2011 Bonus(7)	0	0	1,300,000	0	1,300,000

Total	0	174,308	20,395,930	20,050,944	21,525,252

John Rulli
Severance Payment(6)	0	142,615	0	0	142,615
Restricted Stock(3)	0	0	1,752,424	1,752,424	1,752,424
Annual LTIP(4)	0	0	11,573,747	12,192,348	12,192,348
2011 Bonus(7)	0	0	450,000	0	450,000

Total	0	142,615	13,776,171	13,944,772	14,537,387

(1)
The terms of the employment agreement with David Simon are described in "COMPENSATION DISCUSSION AND ANALYSIS—Executive Summary—New Employment Arrangement for David Simon," above, and in "—Termination-Related Provisions of Employment Agreement with David Simon," below.

(2)
Paid in equal installments over two years and subject to confidentiality and one- or two-year non-competition provisions in David Simon's employment agreement.

(3)
Amount represents the value of shares of restricted stock held by the executive that would be deemed fully vested as a result of the specified termination event. Value is based on a stock price of $128.94, the closing price of our common stock as reported by the NYSE for December 30, 2011. Pursuant to the 1998 plan and the terms of award agreements, if an executive's employment terminates for any reason other than death, disability or change in control, unvested restricted stock awards terminate.

(4)
Amount represents the value of LTIP units held by the executive that would be deemed fully vested as a result of the termination event. Value is based on a stock price of $128.94, the closing price of our common stock as reported by the NYSE for December 30, 2011, net of the purchase price of $0.25 per unit. The award agreements or, in the case of David Simon, his employment agreement, provide the following benefits if the executive's employment terminates due to death or disability or if we experience a change in control: (a) any unearned LTIP units would vest pro rata based on the actual performance during the applicable period and the number of days worked over total days in the performance period (if the performance period has ended, there is no pro ration of the award), and (b) any LTIP units earned before the date of death, disability or change in control vest as of the date of the event. The amounts include the earned LTIP units in the one-year and two-year 2010 programs and pro-rated portions of unearned LTIP units in the three-year 2010 LTIP program and 2011 LTIP program (assuming that performance would result in a payout of 89.7%, the average of the payouts under the one-year and two-year 2010 LTIP programs).

(5)
Pursuant to David Simon's employment agreement, if we terminated his employment without cause, if he resigned for good reason, or if he died or became disabled as of December 31, 2011, one-half of the LTIP units (500,000) in his retention award would vest. Upon a change in control on that date, all of the unvested LTIP units in his retention award would vest. Value is based on a stock price of $128.94, the closing price of our common stock as reported by the NYSE for December 30, 2011, net of the purchase price of $0.25 per unit.

(6)
Determined by our current severance policy under which we pay severance to full-time employees (not covered by a collective bargaining agreement) whose employment is involuntarily terminated in the event of certain reductions in force, mergers or outsourcings. The amount of the severance is one week of pay for every year of service up to a maximum of sixteen years.

(7)
We paid our 2011 bonuses in 2012. Our bonus program does not expressly address the consequences of a termination of employment prior to payment of the bonus. However, for the purposes of this table, we have assumed the committee would approve paying the earned bonus to an executive who, as of the end of the year, died or became disabled or whose employment was terminated without cause or good reason following a change in control, other than David Simon, whose employment agreement contains provisions regarding the payment of bonuses.

(8)
Based on Mr. Sokolov's employment agreement which is described below under "—Employment Agreement with Mr. Sokolov."

Termination-Related Provisions of Employment Agreement with David Simon

        Under the employment agreement with David Simon, if he is terminated by us without "cause" or by him for "good reason," (as those terms are defined in his agreement), we would have to pay him, (1) subject to his execution of a release of claims against us, severance in an amount equal to two times the sum of (x) his annual base salary and (y) his target annual bonus in equal installments over a two-year period; (2) also subject to his execution of a release of claims against us, one-half of the unvested LTIP units under the retention award if he is terminated prior to July 5, 2013, or all of the unvested LTIP units under the retention award if he is terminated on or after July 5, 2013 (as provided by the retention award agreement which is referenced in the employment agreement); (3) an annual bonus for the year in which he is terminated, pro-rated to reflect the portion of the year that he actually worked; and (4) if his employment terminates for any reason (other than for "cause") on or after July 5, 2013, any unvested units under his annual LTIP award would vest to the extent that performance targets are achieved on the later of the date of his termination or at the end of the applicable performance period. Additionally, David Simon and his eligible dependents would continue to be covered by the company's group health benefit plans for two years after termination, subject to certain exceptions.

        If David Simon is terminated due to disability or if he dies, he would be entitled to receive (A) the payments described in (2), (3), and (4) above, (B) pursuant to the terms of his annual LTIP program award agreements, a number of LTIP units under the annual LTIP program determined at the end of the applicable performance period based on actual performance for that period and then prorated by a partial service factor based on the number of days during the performance period prior to his death or disability, and (C) pursuant to the terms of his restricted stock award agreements, full vesting (in the event of death) or continued vesting over the four year schedule (in the event of disability) of his restricted shares.

        If David Simon is terminated by us without "cause" or by him for "good reason" following a change in control, he would be entitled to receive (A) the payments described in (1), (3), and (4) above, (B) all of the unvested LTIP units under the retention award (which, pursuant to the terms of the retention award agreement, fully vest upon a change in control), (C) pursuant to the terms of his annual LTIP unit awards, any unearned LTIP units multiplied by a partial service factor based on the number of days during the performance period to the date of the change in control, and (D) pursuant to the terms of his restricted stock award agreements, full vesting of his restricted stock. If there is a change of control, but David Simon is not terminated, he is entitled to the payments described in subsection (B), (C), and (D) of this paragraph.

Employment Agreement with Mr. Sokolov

        We have an employment agreement with Mr. Sokolov which has a term ending January 31, 2012, subject to automatic renewal for a one-year period unless either party provides 90 day advance notice. The agreement provides for an annual base salary of $800,000, subject to annual review and adjustment by the committee. The agreement also provides that he is eligible to receive a cash bonus of not less than 75% and not more than 150% of his base salary as determined by the committee.

        If Mr. Sokolov's employment was terminated by us without "cause," or by him for "good reason," we would have to pay him an amount equal to one year's current base salary and his target bonus in twelve monthly installments. In those instances and also in the event of disability, any unvested restricted stock awards that the committee had granted would continue to vest provided that Mr. Sokolov executes a release in favor of the company and complies with the restrictive covenants described in the following paragraph.

        The agreement includes covenants which restrict Mr. Sokolov while he is employed and during any period of time in which restricted stock awards continue to vest from: (1) soliciting any of our employees or inducing them to terminate their employment with us; (2) employing or offering employment to any persons employed by us in a non-administrative capacity during the previous twelve months; or (3) diverting any persons from doing business with us or inducing any persons from doing business with us or inducing anyone to cease being one of our customers or suppliers.

        For purposes of Mr. Sokolov's agreement, "cause" is defined as a substantial and continued failure to perform his duties (following notice and an opportunity to cure) or conviction of a felony. "Good reason" is defined as a material diminution of or material adverse change in his duties, offices or responsibilities (including removal from or failure to secure his election to, the Board of Directors); a material breach of our obligations; a failure to have the agreement assumed by any successor to our business; or a required relocation of his principal base location from Youngstown, Ohio or Indianapolis, Indiana.

DIRECTOR COMPENSATION

        The following table sets forth information regarding the compensation we paid to our non-employee directors for 2011.

Name (a)(1)	Fees earned or paid in cash ($) (b)	Stock Awards(2) ($) (c)	Total ($) (h)
Melvyn E. Bergstein	114,846	82,500	197,346
Linda Walker Bynoe	109,500	82,500	192,000
Larry C. Glasscock	111,000	82,500	193,500
Karen N. Horn Ph.D.	115,000	90,000	205,000
Allan Hubbard	115,500	82,500	198,000
Reuben S. Leibowitz	132,154	92,500	224,654
Daniel C. Smith, Ph.D.	112,000	82,500	194,500
J. Albert Smith, Jr.	142,500	105,000	247,500

(1)
David Simon, Richard S. Sokolov and Herbert Simon, who were also directors during 2011, are not included in this table because they did not receive any additional compensation for their service as directors. The compensation received by David Simon and Mr. Sokolov is shown in the Summary Compensation Table on page 52. We paid Herbert Simon $100,000 in total compensation for 2011.

(2)
Represents the ASC 718 grant date fair value of the restricted stock awards to the directors. Restricted stock awards granted to directors must be held in the director deferred compensation account and dividends on the restricted shares must be reinvested in additional shares of common stock which also must be held in the director deferred compensation account. There are no other assets in the director deferred compensation account.

        The following table sets forth the aggregate number of shares of restricted stock held by each non-employee director as of December 31, 2011. The amounts do not include shares acquired from the reinvestment of dividends which is required as explained in footnote (2) above.

Name	Number of Shares of Restricted Stock
Mr. Bergstein	10,045
Ms. Walker Bynoe	8,942
Mr. Glasscock	1,798
Dr. Horn	8,782
Mr. Hubbard	3,287
Mr. Leibowitz	7,029
Dr. Daniel C. Smith	3,287
Mr. J. Albert Smith, Jr.	12,061

        No stock options were granted to non-employee directors during 2011 and there were no stock options previously awarded to non-employee directors that were outstanding as of December 31, 2011.

Director Ownership Guidelines

        Each of our non-employee directors is required to own not less than 3,000 shares of our common stock or units of the Operating Partnership within two years after he or she is initially elected to the Board, and not less than 5,000 shares of our common stock within three years from such date. In addition, our non-employee directors are required to hold vested restricted stock awards in the director account of our deferred compensation plan until the director retires, dies or becomes disabled, or otherwise no longer serves as a director. Any director who is prohibited by law or by applicable regulation of his or her employer from having an ownership interest in our securities will be exempt from this requirement until the restriction is lifted at which time he or she will have the following two and three year periods to comply with the ownership guidelines. Stock options and unvested shares of restricted stock do not count toward these goals. As of December 31, 2011, all of our non-employee directors were in compliance with the ownership guidelines.

Compensation of Non-Employee Directors

        The Board of Directors believes that competitive compensation arrangements are necessary to attract and retain qualified non-employee directors. The key components of our current director compensation program are an annual cash retainer, cash fees for meeting attendance, annual restricted stock grants and additional compensation to committee chairs and the Lead Independent Director.

        During 2011, we paid each non-employee director an annual retainer of $70,000. We also paid each non-employee director a fee of $2,000 for attending each Board meeting and $1,500 for attending each committee meeting.

        Non-employee directors who serve as chairpersons of standing committees receive an additional annual cash fee of $10,000 (in the case of the Audit and Compensation Committee) or $7,500 (in the case of the Governance and Nominating Committee). The Lead Independent Director also receives an additional annual cash fee of $12,500.

        The 1998 plan currently contains provisions that automatically grant annual restricted stock awards to eligible directors with a value of $82,500. In addition, the chairpersons of the standing committees receive additional awards having a value of $10,000 (in the case of the Audit and Compensation Committee) or $7,500 (in the case of the Governance and Nominating Committee). Finally, the Lead Independent Director receives an award having a value of $12,500. The number of shares included in any award of restricted stock is determined by dividing the cash value of such award by the 20 trading day average closing price of our common stock ending on the trading day immediately preceding the date of any such award. The restricted stock vests in full after one year. Once vested, all outstanding restricted stock awards held by our non-employee directors and any future awards must be held in the director account of our deferred compensation plan until the director retires, dies or becomes disabled or otherwise no longer serves as a director. The directors may vote and are entitled to receive dividends on the restricted stock awards in the account. Dividends on the restricted stock awards are reinvested in shares of our common stock.

        If the amendments to the 1998 plan are approved, the automatic grants of restricted stock that are currently provided for in the 1998 plan would cease. We expect the Compensation Committee will replace the automatic grants with a new compensation program for non-employee directors that includes awards under the 1998 plan.

ANNUAL REPORT

        Our Annual Report for the year ended December 31, 2011, including financial statements audited by E&Y, our independent registered public accounting firm, and E&Y's report thereon, is available to our stockholders on the Internet as described in the Notice of Internet availability of proxy materials. In addition, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, will be sent to any stockholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to Shelly J. Doran, Vice President of Investor Relations, Simon Property Group, Inc., 225 West Washington Street, Indianapolis, Indiana 46204. Our Form 10-K is also available and may be accessed free of charge at http://10k.simon.com.

STOCKHOLDER PROPOSALS AT
2013 ANNUAL MEETING

        The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2013 annual meeting of stockholders, or for presentation at such meeting, is December 6, 2012. In the event that the 2013 annual meeting of stockholders is called for a date that is not within 30 days before or after May 17, 2013, in order to be timely, we must receive notice by the stockholder not later than the close of business on the later of 120 calendar days in advance of the 2013 annual meeting of stockholders or ten calendar days following the date on which public announcement of the date of the meeting is first made. Stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the Securities and Exchange Commission, including Rule 14a-8, as well as the advance notification requirements set forth in our By-Laws. A copy of the advance notification requirements may be obtained from James M. Barkley, General Counsel and Secretary, Simon Property Group, Inc., 225 West Washington Street, Indianapolis, Indiana 46204.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and so, we file periodic reports and other information with the Securities and Exchange Commission. These reports and the other information we file with the Securities and Exchange Commission can be read and copied at the public reference room facilities maintained by the Securities and Exchange Commission in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The Securities and Exchange Commission's telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the Securities and Exchange Commission and are available at its website, www.sec.gov.

INCORPORATION BY REFERENCE

        To the extent this proxy statement has been or will be specifically incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled "COMPENSATION COMMITTEE REPORT" and "REPORT OF THE AUDIT COMMITTEE" should not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

APPENDIX A

SIMON PROPERTY GROUP, L.P.
1998 STOCK INCENTIVE PLAN
(As Proposed to be Amended ~~July 6, 2011)~~and Restated May 17, 2012)

[Deleted text is ~~stricken through~~, new text is underlined]

SIMON PROPERTY GROUP, L.P.
1998 AMENDED AND RESTATED STOCK INCENTIVE PLAN

i

ii

SIMON PROPERTY GROUP, L.P.
AMENDED AND RESTATED
1998 STOCK INCENTIVE PLAN

ARTICLE 1
GENERAL

        1.1   Purpose.

        The purpose of ~~this~~the 1998 Stock Incentive Plan (as amended and restated, the "Plan") is to provide for certain key personnel (as defined in Section 1.3) of Simon Property Group, L.P. (the "Partnership") and certain of its Affiliates (as defined in Section 1.6) an equity-based incentive to maintain and enhance the performance and profitability of the Partnership and Simon Property Group, Inc. (the "Company"). It is intended that awards granted under this Plan may provide performance-based compensation within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder from time-to-time (the "Code"), to the extent applicable.

        1.2   Administration.

        (a)    The ~~Plan shall be administered by a committee (the "Committee") appointed by the~~ Partnership, ~~by action of~~ acting through the Company as its general partner (the "General Partner~~, which~~"), hereby appoints the Compensation Committee ~~shall consist~~of the Board of ~~two or more directors~~Directors of the Company~~.~~ (the "Committee") as administrator of the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by all members of the Committee without a meeting, shall be acts of the Committee. The members of the Committee shall be appointed by and may be changed at any time and from time to time in the discretion of, the Partnership, by action of its General Partner.

        (b)   The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Plan agreements executed pursuant to the Plan, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make any determination necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

        (c)    The determination of the Committee on all matters relating to the Plan or any Plan agreement shall be conclusive~~.~~ and binding on all recipients of awards made under this Plan.

        (d)   No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award hereunder.

        ~~(e) Notwithstanding anything to the contrary contained herein: (i) until the Partnership shall appoint the members of the Committee, the Plan shall be administered by the General Partner, and (ii) the General Partner may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In either of the foregoing events, the term Committee as used herein shall be deemed to mean the General Partner.~~

        1.3 Persons Eligible for Awards.

        Awards under Articles 2 and 3 of the Plan may be made to such officers, employee-directors, Eligible Directors~~,~~ (as defined in Section 1.6), executive, managerial, professional or other employees, advisors and consultants ("key personnel") of the Partnership or its Affiliates, other than ~~Melvin Simon and~~ Herbert Simon, as the Committee shall from time to time in its sole discretion select. Eligible Directors ~~shall~~may also receive awards as provided in Article 4 of the Plan.

        1.4   Types of Awards Under Plan.

        (a)    Awards may be made under the Plan in the form of (i) stock options ("options"), (ii) stock appreciation rights related to an option ("related stock appreciation rights"), (iii) stock appreciation rights not related to any option ("unrelated stock appreciation rights"), (iv) restricted stock awards, (v) common stock awards and (~~v~~vi) performance units, including LTIP Units (as defined in Section 1.6), all as more fully set forth ~~in Articles 2, 3 and 4.~~ herein.

        (b)   Options granted under the Plan may be either (i) "nonqualified" stock options subject to the provisions of section 83 of the Code or (ii) options intended to qualify for incentive stock option treatment described in Code section 422.

        (c)    All options when granted are intended to be nonqualified stock options, unless the applicable Plan agreement explicitly states that the option is intended to be an incentive stock option. If an option is intended to be an incentive stock option, and if for any reason such option (or any portion thereof) shall not qualify as an incentive stock option, then, to the extent of such nonqualification, such option (or portion) shall be regarded as a nonqualified stock option appropriately granted under the Plan provided that such option (or portion) otherwise meets the Plan's requirements relating to nonqualified stock options.

        (d)   In the event the Company or an Affiliate consummates a transaction described in Code section 424(a), persons who become key personnel ~~or directors~~ on account of such transaction may be granted ~~options~~awards in substitution or as a replacement for ~~options~~awards granted by the former employer. The Committee, in its sole discretion and consistent with Code section 424(a), shall determine the ~~exercise price of the substitute options.~~ terms of the substitute awards. Any such substitute awards shall be treated in accordance with Section 1.5(a)(3) for purposes of determining the number of shares of Common Stock that may be delivered under the Plan.

        1.5   Shares Available for Awards.

        (a) Maximum Shares Available. Subject to Section 1.5(b) and Section 5.6 (relating to adjustments upon changes in capitalization), the aggregate number of shares of Common Stock (as defined in Section 1.6) which may be delivered under the Plan pursuant to awards hereunder shall not exceed ~~11~~17,300,000 shares. ~~The number of unrestricted shares acquired pursuant to the exercise of any related stock appreciation right pursuant to the Plan shall be deemed to be equal to the number of shares surrendered, or as to which the grantee's right to purchase, acquire or receive is surrendered, in connection with such exercise, and, to the extent that any payment to a grantee upon exercise of any stock appreciation right is made in the form of restricted shares, the portion of the shares surrendered, or as to which such grantee's right to purchase, acquire or receive is surrendered, which is related to payment in the form of restricted shares shall not be deemed to be unrestricted shares acquired pursuant to the Plan until such restricted shares become unrestricted. Upon unconditional vesting of the right of any grantee to payment pursuant to any performance unit in cash or any other form (other than restricted or unrestricted shares), a number of unrestricted shares, equal to the portion of the shares subject to such performance unit to which such payment relates, shall be deemed to be delivered pursuant to the Plan in connection therewith. The number of shares delivered in full or partial payment of any option exercise price under the Plan shall be deducted from the number of shares delivered to the grantee pursuant to such option for purposes of~~  In determining the number of ~~unrestricted shares delivered pursuant to the Plan. Without limiting the generality of the foregoing,~~ shares of Common Stock ~~covered by~~ to be counted against this share reserve in connection with any award, the following rules shall apply:

          (1)   Where the number of shares subject to an award is variable on the date of grant, the number of shares to be counted against the share reserve prior to the settlement of the award shall be the maximum number of shares that could be received under that particular award.

          (2)   Where two or more types of awards are granted ~~under the Plan which expire or terminate for any reason (other than an option or part thereof which is canceled by the Committee and for which cash is paid in~~to a grantee in tandem with each other, such that the exercise of one type of award with respect ~~thereof pursuant to Section 2.5(f))~~to a number of shares cancels at least an equal number of shares of the other, the number of shares to be counted against the share reserve shall be the largest number that would be counted against the share reserve under either of the awards.

          (3)   Substitute awards shall not be counted against the share reserve, nor shall they reduce the shares authorized for grant to a Participant in any calendar year.

          (4)   For purposes of these rules, awards that are made in the form of Units (as defined in Section 1.6) or that are convertible into Units, each Unit subject to the award shall be treated as one share of Common Stock.

        (b) Effect of Forfeiture and Other Actions. Any shares of Common Stock or Units subject to an award granted under this Plan that is forfeited or expires or is settled for cash shall, to the extent of such forfeiture, expiration or cash settlement, again become available for ~~award under the Plan.~~ awards under this Plan, and correspondingly increase the total number of shares of Common Stock available for grant and issuance under Section 1.5(a). The following shares of Common Stock or Units shall not, however, again become available for awards or increase the number of shares available for grant under Section 1.5(a): (i) shares of Common Stock tendered by the grantee or withheld in payment of the purchase price of a stock option issued under this Plan, (ii) shares of Common Stock or Units tendered by the grantee or withheld to satisfy any tax withholding obligation with respect to an award under this Plan, (iii) shares of Common Stock repurchased by the Company with proceeds received from the exercise of an option issued under this Plan, and (iv) shares of Common Stock subject to a stock appreciation right issued under this Plan that are not issued in connection with the stock settlement of that stock appreciation right upon its exercise.

        ~~(b)~~ (c) Source of Shares. Shares of Common Stock that shall be subject to issuance pursuant to the Plan shall be authorized and unissued or treasury shares of Common Stock.

        (~~c)~~ d) Substitute Awards. Without limiting the generality of the foregoing and subject to Section 5.16, the Committee may, with the grantee's consent, cancel any award under the Plan and issue a new award in substitution therefor upon such terms as the Committee may in its sole discretion determine, provided that the substituted award shall satisfy all applicable Plan requirements as of the date such new award is made.

        (e) Effect of Plans Operated by Acquired Companies. If a company acquired by the Partnership or any Affiliate or with which the Partnership or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees of the Partnership or any Affiliate or Eligible Directors prior to such acquisition or combination.

        1.6 Definitions of Certain Terms.

        (a)    ~~The term~~ "Affiliate" ~~as used herein~~ means any ~~person or~~ entity which, at the time of reference, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Partnership, as determined by the Committee in its sole discretion; provided, however, that the Company and Affiliates of the Company shall be considered Affiliates of the Partnership.

        (b)   ~~The term~~ "Board" means the Board of Directors of the Company.

        (c) "Common Stock" ~~as used herein~~ means the shares of common stock, par value $0.0001 per share, of ~~Simon Property Group, Inc.,~~the Company as constituted on the effective date of ~~the~~this Plan, all rights which may hereafter trade with such shares of common stock, and any other shares into which such common stock shall thereafter be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.

        (~~c) The term~~ d) "Eligible Director" means a director of the Company who is not an employee of the Partnership or any of its Affiliates.

        (~~d) Except as provided in Article 4,~~e) "Exchange Act" means the ~~"fair~~Securities Exchange Act of 1934, as amended.

        (f) "Fair market value" ~~as of any date and in respect~~ of ~~any~~a share of Common Stock or a Unit as of any date shall be the closing price of a share of Common Stock as reported on the New York Stock Exchange for the date of grant if shares of Common Stock are then trading upon such exchange, or if ~~not~~no sale of Common Stock occurred on that date, on the next preceding date on which a sale occurred, or if the Common Stock is not trading on the New York Stock Exchange, then the closing price of a share of Common Stock as reported by such other stock exchange on which shares of the Common Stock are principally trading, on such date. In no event shall the fair market value of any share be less than its par value.

        ~~(e) The term~~ (g) "LTIP Units" mean long-term incentive plan interests in the Partnership created under the Partnership Agreement which, under certain conditions, are convertible into Units.

        (h) "Partnership Agreement" means the Eighth Amended and Restated Agreement of Limited Partnership Agreement of the Partnership, as amended or restated from time to time hereafter, including any certificates of designation establishing the powers, preferences, economic rights and conditions to vesting of a series of LTIP Units.

        (i) "Performance Cycle" means the period of time established by the Committee within which Performance Goals are required to be attained or satisfied.

        (~~f) The term~~ j) "Performance Goals" ~~means~~mean the performance goals established by the Committee with respect to the Company, the Partnership or any Affiliates, in the Committee's sole discretion. With respect to any participant who is a "covered employee" within the meaning of Code section 162(m), (i) the Performance Goals shall be in writing and shall be based on any one or any combination of the following business criteria: (A) earnings per share; (B) return on equity; (C) return on assets; (D) market value per share; (E) funds from operations; (F) return to stockholders (including dividends); (G) revenues; (H) ~~market share; (I) cash flow; and (J) cost reduction goals~~cash flow; (I) cost reduction goals;(J) implementation or completion of critical activities, including achieving goals set for development, leasing and marketing activities; (K) return on capital deployed; (L) debt, credit or other leverage measures or ratios; (M) improvement in cash flow; and (N) net operating income; (ii) the Performance Goals with respect to those business criteria may be determined on a corporate, regional, departmental or divisional basis and may be expressed in absolute terms or by reference to an identified variable standard or by reference to comparative performance of an identified group of businesses; and (iii) awards shall be delivered only after it is certified, in writing, by the Committee that the Performance Goals as established by the Committee have been attained or otherwise satisfied within the Performance Cycle.

        (k) "Units" means units of limited partnership interests of the Partnership as defined in the Partnership Agreement which are exchangeable for shares of Common Stock on a one-for-one basis or cash as selected by the General Partner.

        1.7 Agreements Evidencing Awards.

        ~~(a) Options, stock appreciation rights and restricted stock awards granted under the Plan shall be evidenced by written agreements. Other awards~~(a) Awards granted under the Plan shall be evidenced by written ~~agreements to the extent the Committee may in its sole discretion deem necessary or desirable.~~or electronic agreements. Any such ~~written~~ agreements shall (i) contain such provisions not inconsistent with the terms of the Plan as the Committee may in its sole discretion deem necessary or desirable and (ii) be referred to herein as "Plan agreements."

        (b)   Each Plan agreement shall set forth the number of shares of Common Stock, LTIP Units or Units subject to the award granted thereby.

        (c)    Each Plan agreement with respect to the granting of a related stock appreciation right shall set forth the number of shares of Common Stock subject to the related option which shall also be subject to the related stock appreciation right granted thereby.

        (d)   Each Plan agreement with respect to the granting of an option shall set forth the amount (the "option exercise price") payable by the grantee in connection with the exercise of the option evidenced thereby. The option exercise price per share shall not be less than the fair market value of a share of Common Stock on the date the option is granted.

        (e)    Each Plan agreement with respect to a stock appreciation right award shall set forth the amount (the "appreciation base") over which appreciation will be measured upon exercise of the stock appreciation right evidenced thereby. The appreciation base per share of Common Stock subject to a stock appreciation right shall not be less than (i) in the case of an unrelated stock appreciation right, the fair market value of a share of Common Stock on the date the stock appreciation right is granted, or (ii) in the case of a related stock appreciation right, the higher of the fair market value of a share of Common Stock on the date the stock appreciation right is granted or the option exercise price per share of Common Stock subject to the related option.

        ~~(f) Despite any other provision of this Plan to the contrary, the Committee shall not grant any awards with terms or conditions that would subject the grantee to gross income inclusion, interest, or additional tax pursuant to Code section 409A.~~

        (f) Each Plan agreement with respect to a performance unit award, including an LTIP Unit award, shall set forth the maximum number of shares of Common Stock or Units to which a grantee may be entitled upon fulfillment of all applicable conditions and the terms on which the award may be converted into or exchanged for shares of Common Stock or Units. The value of any performance unit that is subject to the achievement of Performance Goals shall be based on the probable outcome of such conditions using a method of valuation that is approved by the Committee.

        1.8 Awards to Foreign Service Providers.

        The Committee may grant awards to service providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Partnership or the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other such action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

ARTICLE 2
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

        2.1   Grants of Stock Options.

        The Committee may grant options to purchase shares of Common Stock in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan; provided, however, that (i) the maximum number of shares subject to all option awards granted to any Plan participant pursuant to the Plan shall not exceed ~~600~~2,000,000 shares in any calendar year and (ii) the exercise price of any options shall not be less than fair market value on the date of grant.

        2.2   Reserved.

        2.3   ~~Grant~~Grants of Stock Appreciation Rights.

        (a)    Related Stock Appreciation Rights. The Committee may grant a related stock appreciation right in connection with all or any part of an option granted under the Plan, either at the time the related option is granted or any time thereafter prior to the exercise, termination or cancellation of such option, and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan. The grantee of a related stock appreciation right shall, subject to the terms of the Plan and the applicable Plan agreement, have the right to surrender to the Partnership for cancellation all or a portion of the related option granted under the Plan, but only to the extent that such option is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (i) the aggregate fair market value of the shares of Common Stock subject to such option or portion thereof (determined as of the date of exercise of such stock appreciation right), over (ii) the aggregate appreciation base (determined pursuant to Section 1.7(e)) of the shares of Common Stock subject to such stock appreciation right or portion thereof.

        (b)   Unrelated Stock Appreciation Rights. The Committee may grant an unrelated stock appreciation right in such amount and subject to such terms and conditions, as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan. The grantee of an unrelated stock appreciation right shall, subject to the terms of the Plan and the applicable Plan agreement, have the right to surrender to the Partnership for cancellation all or a portion of such stock appreciation right, but only to the extent that such stock appreciation right is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (i) the aggregate fair market value of the shares of Common Stock subject to such stock appreciation right or portion thereof (determined as of the date of exercise of such stock appreciation right), over (ii) the aggregate appreciation base (determined pursuant to Section 1.7(e)) of the shares of Common Stock subject to such stock appreciation right or portion thereof.

        (c)    Payment. Payment due to the grantee upon exercise of a stock appreciation right shall be made in cash and/or in Common Stock (valued at the fair market value thereof as of the date of exercise) as determined by the Committee in its sole discretion.

        (d) Limitation. The maximum number of shares subject to all stock appreciation rights awards granted to any Plan participant pursuant to the Plan shall not exceed 2,000,000 shares in any calendar year.

        2.4 Exercise of Related Stock Appreciation Right Reduces Shares Subject to Option.

        Upon any exercise of a related stock appreciation right or any portion thereof, the number of shares of Common Stock subject to the related option shall be reduced by the number of shares of Common Stock in respect of which such stock appreciation right shall have been exercised.

        2.5   Exercisability of Options and Stock Appreciation Rights.

        Subject to the other provisions of the Plan:

        (a)    Exercisability Determined by Plan Agreement. Each Plan agreement shall set forth the period during which and the conditions subject to which the option or stock appreciation right evidenced thereby shall be exercisable, as determined by the Committee in its sole discretion.

        (b)   Default Provisions. Unless the applicable Plan agreement otherwise specifies:

          (~~i~~1)  no option or stock appreciation right shall be exercisable prior to the first anniversary of the date of grant;

          (~~ii~~2)  each option or stock appreciation right granted under the Plan shall become cumulatively exercisable with respect to 40% of the shares of Common Stock subject thereto, rounded down to the next lower full share, on the first anniversary of the date of grant, and with respect to an additional 30% of shares of Common Stock subject thereto, rounded down to the next lower full share, on the second anniversary of the date of the grant;

          (~~iii~~3) each option or stock appreciation right shall become 100% exercisable on the third anniversary of the date of grant;

          (~~iv~~4) except as provided in Section 2.7 each option or stock appreciation right shall remain 100% exercisable through the day prior to the tenth anniversary of the date of grant, after which such option or stock appreciation right shall terminate and cease to be exercisable; and

          (~~v~~5)  no option or stock appreciation right shall be exercisable to the extent that such exercise will cause the Partnership or Affiliate to pay any amount that would be nondeductible by the Partnership or such Affiliate by reason of Code section 162(m).

        (c)    Exercise of Related Stock Appreciation Right. Unless the applicable Plan agreement otherwise provides, a related stock appreciation right shall be exercisable at any time during the period that the related option may be exercised.

        (d)   Partial Exercise Permitted. Unless the applicable Plan agreement otherwise provides, an option or stock appreciation right granted under the Plan may be exercised from time to time as to all or part of the full number of shares as to which such option or stock appreciation right shall then be exercisable. No option shall be exercised with respect to less than 50 shares of Common Stock unless the option is being exercised with respect to the full number of shares issuable hereunder.

        (e)    Notice of Exercise; Exercise Date.

          (~~i~~1)  An option or stock appreciation right shall be exercisable by the filing of a written notice of exercise with the Partnership, on such form and in such manner as the Committee shall in its sole discretion prescribe, and by payment in accordance with Section 2.6.

          (~~ii~~2)  Unless the applicable Plan agreement otherwise provides or the Committee in its sole discretion otherwise determines, the date of exercise of an unrelated stock appreciation right shall be the date the Partnership receives such written notice of exercise.

          (~~iii~~3) For purposes of the Plan, the "option exercise date" shall be deemed to be the sixth business day immediately following the date written notice of exercise is received by the Partnership.

        (f)    Cashout of Options. If and to the extent that the applicable Plan agreement so provides: At any time after receipt of written notice of exercise of an option and prior to the "option exercise date" (as defined in Section 2.5(e)), the Committee in its sole discretion may by written notice to the grantee, cancel the option or any part thereof if the Committee in its sole discretion determines that tax, legal or contractual restrictions or brokerage or other market considerations would make the acquisition of Common Stock, or the grantee's sale of Common Stock to the public markets illegal, impracticable or inadvisable. If the Committee cancels such option or any part thereof, the Partnership shall pay to the grantee, as soon as practicable thereafter, an amount equal in cash to the excess of (i) the aggregate fair market value of the shares of Common Stock subject to the option or part thereof canceled (determined as of the option exercise date), over (ii) the aggregate option exercise price of the shares of Common Stock subject to the option or part thereof canceled.

        2.6   Payment of Option Price.

        (a)    Tender Due Upon Notice of Exercise. Unless the applicable Plan agreement otherwise provides or the Committee in its sole discretion otherwise determines, (i) any written notice of exercise of an option shall be accompanied by payment of the full purchase price for the shares being purchased, and (ii) the grantee shall have no right to receive shares of Common Stock with respect to an option exercise prior to the option exercise date.

        (b)   Manner of Payment. Payment of the option exercise price shall be made in any combination of the following:

          (~~i~~1)  by certified or official bank check payable to the Company (or the equivalent thereof acceptable to the Committee);

          (~~ii~~2)  with the consent of the Committee in its sole discretion, by personal check (subject to collection), which may in the Committee's sole discretion be deemed conditional;

          (~~iii~~3) if and to the extent provided in the applicable Plan agreement, by delivery of previously acquired shares of Common Stock owned by the grantee for at least six months (or such other period as the Committee may prescribe) having a fair market value (determined as of the option exercise date) equal to the portion of the option exercise price being paid thereby, provided that the Committee may require the grantee to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the grantee incurring any liability under Section 16(b) of the Exchange Act and does not require any Consent (as defined in Section 5.3);

          (~~iv~~4) with the consent of the committee in its sole discretion, by the promissory note and agreement of the grantee providing for payment with interest on the unpaid balance accruing at a rate not less than that needed to avoid the imputation of income under Code section 7872 and upon such terms and conditions (including the security, if any, therefor) as the Committee may determine in its sole discretion; provided, however, no grantee who is subject to Section 402 of the Sarbanes-Oxley Act of 2002 (the "S-O Act") may pay pursuant to this clause (iv); or

          (~~v~~5)  by any other means which the Committee, in its sole discretion, determines to be consistent with the purposes of the Plan.

        (c)    Cashless Exercise. For any grantee who is not subject to Section 402 of the S-O Act, payment in accordance with clause (i) of Section 2.6(b) may be deemed to be satisfied, if and to the extent provided in the applicable Plan agreement, by delivery to the Company of an assignment of a sufficient amount of the proceeds from the sale of Common Stock acquired upon exercise to pay for all of the Common Stock acquired upon exercise and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be made at the grantee's direction at the time of exercise.

        (d)   Issuance of Shares. As soon as practicable after receipt of full payment, the Company shall, subject to the provisions of Section 5.3, deliver to the grantee one or more certificates for the shares of Common Stock so purchased, which certificates may bear such legends as the Company may deem appropriate concerning restrictions on the disposition of the shares in accordance with applicable securities laws, rules and regulations or otherwise.

        2.7   Termination of Service.

        For purposes of the Plan, "termination of service" means, in the case of an employee, the termination of the employment relationship between the employee and the Partnership and all Affiliates; and in the case of an individual who is not an employee, the termination of the service relationship between the individual and the Partnership and all Affiliates. Subject to the other provisions of the Plan and unless the applicable Plan agreement otherwise provides:

        (a)    General Rule. All options and stock appreciation rights granted to a grantee shall terminate upon his termination of service for any reason (including death) except to the extent post-service exercise of the vested portion of an option or stock appreciation right is permitted in accordance with this Section 2.7. The "vested portion" of any option or stock appreciation right shall mean the portion thereof which is exercisable immediately prior to the grantee's termination of service for any reason.

        (b)   Improper Activity. All options and stock appreciation rights granted to a grantee shall terminate and expire on the day of the grantee's termination of service for cause, whether or not the grantee is a party to a written service contract. For purposes of this Section 2.7, a grantee's service shall be deemed to be terminated for "cause" if he is discharged (i) on account of fraud, embezzlement or other unlawful or tortious conduct, whether or not involving or against the Partnership or any Affiliate, (ii) for violation of a policy of the Partnership or any Affiliate, (iii) for serious and willful acts of misconduct detrimental to the business or reputation of the Partnership or any Affiliate or (iv) for "cause" or any like term as defined in any written contract with the grantee.

        (c)    Regular Termination; Leaves of Absence. If the grantee's service terminates for reasons other than as provided in subsection (b) or (d) of this Section 2.7, the portion of options and stock appreciation rights granted to such grantee which were exercisable immediately prior to such termination of service may be exercised until the earlier of (i) 30 days after his termination of service or (ii) the date on which such options and stock appreciation rights terminate or expire in accordance with the provisions of the Plan (other than this Section 2.7) and the Plan agreement; provided, that the Committee may in its sole discretion determine such other period for exercise in the case of an individual whose service terminates solely because the employer ceases to be an Affiliate or the grantee transfers employment with the Partnership's consent to a purchaser of a business disposed of by the Partnership. The Committee may in its sole discretion determine (i) whether any leave of absence (including short-term or long-term disability or medical leave) shall constitute a termination of service for purposes of the Plan, and (ii) the impact, if any, of any such leave on outstanding awards under the Plan. The Committee shall not, however, have the discretion to grant any extension of an exercise or expiration period that would subject the grantee to gross income inclusion, interest, or additional tax pursuant to Code section 409A.

        (d)   Death; Disability; Retirement. If a grantee's service terminates by reason of death, disability, or retirement at or after age 65, the portion of options and stock appreciation rights granted to such grantee which were exercisable immediately prior to such termination of service may be exercised until the earlier of (i) one year after his termination of service in the case of death or disability or three years after his termination of service by reason of retirement, or (ii) the date on which such options and stock appreciation rights terminate or expire in accordance with the Plan agreement. For purposes of this Section 2.7, the term "disability" shall mean, with respect to any grantee, a "permanent and total disability" as defined in section 22(e)(3) of the Code.

        2.8   Special ISO Requirements.

        In order for a grantee to receive special tax treatment with respect to stock acquired under an option intended to be an incentive stock option, the grantee of such option must be, at all times during the period beginning on the date of grant and ending on the day three months before the date of exercise of such option, an employee of the Company or any of the Company's parent or subsidiary corporations (within the meaning of

Code section 424), or of a corporation or a parent or subsidiary corporation of such corporation issuing or assuming a stock option in a transaction to which Code section 424(a) applies. The aggregate fair market value, determined as of the date an option is granted, of the Common Stock for which any grantee may be awarded incentive stock options which are first exercisable by the grantee during any calendar year under the Plan (and any other stock option plan to be taken into account under Code section 422(d)) shall not exceed $100,000. If an option granted under the Plan is intended to be an incentive stock option, and if the grantee, at the time of grant, owns stock possessing 10% or more of the total combined voting power of all classes of stock of the grantee's employer corporation or of its parent or subsidiary corporation, then (i) the option exercise price per share shall in no event be less than 110% of the fair market value of the Common Stock on the date of such grant and (ii) such option shall not be exercisable after the expiration of five years after the date such option is granted. The total number of shares of Common Stock that may be issued under the Plan upon the exercise of incentive stock options shall not exceed 3,000,000 shares.

ARTICLE 3
AWARDS OTHER THAN STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

        3.1   Restricted Stock Awards.

        (a)    Grant of Awards. The Committee may grant restricted stock awards, alone or in tandem with other awards, under the Plan in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. The vesting of a restricted stock award granted under the Plan may be conditioned upon the completion of a specified period of service with the Partnership or any Affiliate, upon the attainment of specified Performance Goals within specified Performance Cycles, and/or upon such other criteria as the Committee may determine in its sole discretion; provided, however; that subject to Section 5.17, every restricted stock award which is based solely on completion of a specified period of service must have a minimum period of service of thirty-six consecutive months and any restricted stock award which is based in whole or in part on the achievement of specified Performance Goals must relate to a Performance Cycle of not less than twelve consecutive months.

        (b)   Payment. Each Plan agreement with respect to a restricted stock award shall set forth the amount (if any) to be paid by the grantee with respect to such award. If a grantee makes any payment for a restricted stock award which does not vest, appropriate payment may be made to the grantee following the forfeiture of such award on such terms and conditions as the Committee may determine.

        (c)    Forfeiture Upon Termination of Service. Unless the applicable Plan agreement otherwise provides or the Committee otherwise determines, (i) if a grantee's service terminates for any reason (other than death or disability) before all of his restricted stock awards have vested, such unvested awards shall terminate and expire upon such termination of service, and (ii) in the event any condition to the vesting of restricted stock awards is not satisfied within the period of time permitted therefor, such restricted shares shall be returned to the Partnership. If a grantee's service terminates by reason of death or disability any unvested portion of a restricted stock award which has been earned as a result of the attainment of applicable Performance Goals shall be fully vested as of the awardee's date of death or disability.

        (d)   Issuance of Shares. The Committee may provide that one or more certificates representing restricted stock awards shall be registered in the grantee's name and bear an appropriate legend specifying that such shares are not transferable and are subject to the terms and conditions of the Plan and the applicable Plan agreement, or that such certificate or certificates shall be held in escrow by the Partnership on behalf of the grantee until such shares vest or are forfeited, all on such terms and conditions as the Committee may determine. Unless the applicable Plan agreement otherwise provides, no share of restricted stock may be assigned, transferred, otherwise encumbered or disposed of by the grantee until such share has vested in accordance with the terms of such award. Subject to the provisions of Section 5.4, as soon as practicable after any restricted stock award shall vest, the Partnership shall issue or reissue to the grantee (or to his designated beneficiary in the event of the grantee's death) one or more certificates for the Common Stock represented by such restricted stock award without such restricted legend.

        (e)    Grantees' Rights Regarding Restricted Stock. Unless the applicable Plan agreement otherwise provides, (i) a grantee may vote and receive dividends on restricted stock awarded under the Plan, and (ii) any stock received as a dividend on, or in connection with a stock split of, a restricted stock award shall be subject to the same restrictions as such restricted stock.

        3.2   Common Stock Awards.

        The Committee may issue awards under the Plan, payable in Common Stock, including, but not limited to awards of Common Stock equal to dividends declared on Common Stock, alone or in tandem with other awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. Such Common Stock awards under the Plan shall relate to a specified maximum number of shares granted as, or in payment of, a bonus, or to provide incentives or recognize special achievements or contributions.

        3.3   Performance Units.

        (a)    Grant of Units. The Committee may grant performance units under the Plan that include the right to acquire shares of Common Stock or ~~Partnership equity interests~~Units exchangeable for Common Stock, along with ~~related dividend~~the right to receive current or on a deferred or contingent basis dividends from the Company or distributions ~~rights~~from the Partnership, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan~~.~~  and the Partnership Agreement. Subject to Section 5.17, any performance unit which is based solely on completion of a specified period of service must have a minimum period of service of thirty-six consecutive months, and any performance unit which is based in whole or in part on the achievement of specified Performance Goals must relate to a Performance Cycle of not less than twelve consecutive months.

        (b)   ~~Performance Units.~~Terms. Each performance unit under the Plan shall relate to a specified maximum number of shares of Common Stock or ~~Partnership equity interests~~Units and shall be exchangeable, in whole or in part, for shares~~, Partnership equity interests exchangeable for shares~~ of Common Stock on a one-for-one basis, or cash, as selected by the General Partner (or such other form of consideration equivalent in value thereto as may be determined by the Committee in its sole discretion) ~~in up to an amount equal to the fair market value of an equal number of unrestricted shares,~~ at the end of a specified period of time or Performance Cycle on such terms as may be established by the Committee. The number of such shares of Common Stock or ~~Partnership equity interests~~Units which may be deliverable pursuant to such performance unit shall be based upon the degree of attainment of Performance Goals over a Performance Cycle or the satisfaction of continuous service vesting requirements on such terms as may be established by the Committee. The Committee may provide for full or partial credit, prior to full vesting of such performance unit, in the event of the participant's death, disability, or such other circumstances, to the extent permitted by Code section 162(m), if applicable, as the Committee may determine in its sole discretion to be fair and equitable to the participant or in the interest of the Partnership and its Affiliates.

  3.4 Limitation.

        The total number of shares of Common Stock that may be issued pursuant to restricted stock awards, common stock awards and performance unit awards that are subject to the attainment of Performance Goals granted to any one participant pursuant to the Plan shall not exceed 2,000,000 in any calendar year.

ARTICLE 4
GRANTS OF RESTRICTED STOCK TO ELIGIBLE DIRECTORS

        4.1   Grants to Eligible Directors.

        ~~Effective May 11, 2006, each~~The Committee may grant Eligible ~~Director~~Directors of the Company ~~shall be granted~~ restricted stock awards in accordance with this Article 4. Grants under this Article 4 may be made on a discretionary basis from time to time or on a continuing basis upon the election or appointment of an Eligible Director as determined by the Committee.

        4.2   Amount of Awards.

        ~~Each person who serves as an Eligible Director shall receive the following awards of restricted stock:~~

        ~~(a)    Initial Election. Each Eligible Director who is elected or appointed a director of the Company and who has not previously served as a director of the Company or its predecessors, shall be granted a restricted stock award on the first day of the first calendar month following the month in which such person first becomes an Eligible Director for that number of shares of stock having a value on such date of grant equal to $82,500.~~

        ~~(b)   Reelection. As of the date of each annual meeting of the Company's stockholders (the "Annual Meeting"), each Eligible Director shall be granted a restricted stock award for that number of shares of stock having a value on such date of grant equal to $82,500 (the "Subsequent Awards"); provided, however, that if a person is elected, appointed or otherwise becomes an Eligible Director during a period 60 days prior to the Annual Meeting in any year, then such Eligible Director will receive no Subsequent Awards, and provided, further, that each Eligible Director receiving Subsequent Awards must continue to serve as a director of the Company after such Annual Meeting.~~

        ~~(c)    Committee Chairs. Each Eligible Director who is serving as the chairperson of the Audit Committee of the Board of Directors as of the date of the Annual Meeting shall be granted a restricted stock award for that number of shares of stock having a value on such date of grant equal to $10,000. Each Eligible Director who is serving as the chairperson of any other standing committee of the Board of Directors as of the date of the Annual Meeting shall be granted a restricted stock award for that number of shares of stock having a value on such date of grant equal to $7,500.~~

        ~~(d)   Lead Director. The Eligible Director who is serving as the Lead Director of the Board of Directors as of the date of the Annual Meeting shall be granted a restricted stock award for that number of shares of stock having a value on such date of grant equal to $12,500.~~

        ~~(e)    Valuation. The number of shares of stock included in any award of restricted stock under this Article 4 shall be determined by dividing the cash value of such award by a number representing the 20 trading day average per share closing price of the Common Stock ending on the trading day immediately preceding the date of any such award.~~

        The Committee shall determine the amount of each restricted stock award, which may be made by a reference to the number of shares of Common Stock, a dollar amount to be divided by the fair market value of the Common Stock on the date of grant or a dollar amount to be divided by the average fair market value of the Common Stock over a period of time specified by the Committee. The Committee may grant additional restricted stock awards to Eligible Directors serving on specified committees of the Board, acting as chairs of any such committee or acting as lead director or any other capacity relating to the Board.

        4.3 Terms of Restricted Stock Awards.

        (a)    Vesting. ~~Unless the 5% exception~~ Except as expressly provided ~~for~~otherwise in ~~Section 5.17 has been exceeded~~the Plan agreement, each award of restricted stock under this Article 4 shall fully vest on the first anniversary of the date of grant of such award. Except as provided in Section 4.4 as provided otherwise in the Plan agreement or as otherwise determined by the Committee, if an Eligible Director's service as a director terminates before all of his or her restricted stock awards have vested, any unvested portion of an award shall terminate and expire upon such termination of service. ~~If the 5% exception provided for in Section 5.17 has been exceeded, the vesting period for subsequent grants shall increase to the third anniversary of the date of the grant.~~ If an Eligible Director's service terminates by reason of death or disability or after an Eligible Director has served a minimum of five annual terms as director of the Company, its predecessors or successors, any unvested portion of a restricted stock award, may, upon determination of the Committee or the Board of Directors of the Company and subject to the limitations of Section 5.17, become fully vested without completion of the minimum period of service requirement.

        (b)   Grantee's Rights. A grantee may vote and receive dividends on the restricted stock awards granted hereunder. Any stock or other property paid as a dividend on, or in connection with a stock split of, a restricted stock award, shall be subject to the same restrictions that apply to such restricted stock award.

        (c)    Issuance of Shares. ~~One or more certificates representing~~  The transfer agent of the Common Stock shall create book entries evidencing the restricted stock awards ~~shall be registered~~established in the Eligible Director's name ~~and bear an appropriate legend specifying that such shares are not transferable and are~~ which shall be subject to restrictions on transfer and the terms and conditions of the Plan. No shares of restricted stock may be assigned, transferred, otherwise encumbered or disposed of by the grantee until such award has vested and only after the underlying shares of Common Stock have been ~~delivered~~released pursuant to Section 4.5 hereof.

        4.4   Change of Control.

        ~~In the event of a Change of Control prior to the date~~ The Plan agreement for a restricted stock award ~~granted~~ under this Article 4 may provide that, in the event of a change of control prior to the date the award fully vests, all shares of restricted stock not previously vested shall become immediately vested and deferred pursuant to Section 4.5. ~~For this purpose, a "Change of Control" shall mean (i) a merger or consolidation of the Company with another corporation, whether or not the Company is the surviving corporation, where there is a change in the rights, preferences or control of outstanding shares of Common Stock by reason of such merger or consolidation, (ii) an acquisition of all or substantially all of the assets of the Company by another person, or (iii) a reorganization or liquidation of the Company.~~

        4.5   Deferred Delivery; Reinvestment of Dividends.

        ~~Upon~~Except as expressly provided otherwise in the Plan agreement, upon vesting, the delivery of the shares of Common Stock underlying any restricted stock awards shall be deferred in accordance with the terms of the Director Deferred Compensation Plan until an Eligible Director's service as a director of the Company terminates. During the deferral period, all cash dividends payable with respect to such shares of Common Stock shall be reinvested in shares of Common Stock pursuant to terms of the Company's ~~Dividend Reinvestment Plan~~dividend reinvestment plan as in effect from time to time and delivery of any such shares shall also be deferred pursuant to the Director Deferred Compensation Plan.

ARTICLE 5
MISCELLANEOUS

        5.1~~.~~ Amendment of the Plan; Modification of Awards.

        (a)    Plan Amendments. The Partnership, by action of its General Partner, may, without approval of other partners in the Partnership, at any time and from time to time suspend, ~~discontinue~~terminate or amend the Plan in any respect whatsoever, except that no such amendment shall impair any rights under any award theretofore made under the Plan without the consent of the grantee of such award. Furthermore, the General Partner shall submit for stockholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 1.6) required to be submitted for stockholder approval by law, regulation or applicable stock exchange requirements or that otherwise would: (i) increase the maximum number of shares of Common Stock that may be awarded in Section 1.5(a); (ii) extend the ~~term~~Termination Date (as defined in Section 5.14) of this Plan; or (iii) change the class of persons eligible to be participants. Any Plan amendment shall be obtained in such a manner and to such a degree as is required by applicable law or regulation.

        (b)   Award Modifications. With the consent of the grantee and subject to the terms and conditions of the Plan (including Section 5.1(a)), the Committee may amend outstanding Plan agreements with such grantee, including, without limitation, any amendment which would (i) accelerate the time or times at which an award may vest or become exercisable but only in case of death, disability, retirement or as a result of a ~~Change~~change in ~~Control~~control and/or (ii) extend the scheduled termination or expiration date of the award; provided, however, that the Committee shall not enter into any amendments of outstanding agreements that would subject the grantee to gross income inclusion, interest, or additional tax pursuant to Code section 409A.

        5.2   Limitation on Exercise.

        No option or stock appreciation right shall be exercisable to the extent that such exercise will cause the Partnership or any Affiliate to pay any amount which would be nondeductible by the Partnership or such Affiliate by reason of Code section 162(m).

  5.3
  Restrictions.

        (a)    Consent Requirements. If the Committee shall at any time determine in its sole discretion that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the acquisition, issuance or purchase of shares or other rights hereunder or the taking of any other action hereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee. Without limiting the generality of the foregoing, if (i) the Committee may make any payment under the Plan in cash, Common Stock or both, and (ii) the Committee determines that Consent is necessary or desirable as a condition of, or in connection with, payment in any one or more of such forms, then the Committee shall be entitled to determine not to make any payment whatsoever until such Consent has been obtained.

        (b)   Consent Defined. The term "Consent" as used herein with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or other self-regulatory organization or under any federal, state or local law, rule or regulation, (ii) the expiration, elimination or satisfaction of any prohibitions, restrictions or limitations under any federal, state or local law, rule or regulation or the rules of any securities exchange or other self-regulatory organization, (iii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and (iv) any and all consents, clearances and approvals in respect of a

Plan Action by any governmental or other regulatory bodies or any parties to any loan agreements or other contractual obligations of the Partnership or any Affiliate.

        5.4   Nontransferability.

        Except as expressly authorized by the Committee in the Plan agreement, no award granted to any grantee under the Plan shall be assignable or transferable by the grantee other than by will or by the laws of descent and distribution and during the lifetime of the grantee, all rights with respect to any option or stock appreciation right granted to the grantee under the Plan shall be exercisable only by the grantee.

        5.5   Withholding Taxes.

        (a)    Whenever under the Plan shares of Common Stock are to be delivered pursuant to an award, the Committee may require as a condition of delivery that the grantee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto. Whenever cash is to be paid under the Plan (whether upon the exercise of stock appreciation right or otherwise), the Partnership may, as a condition of its payment, deduct therefrom, or from any salary or other payments due to the grantee, an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto or to the delivery of any shares of Common Stock under the Plan.

        (b)   Without limiting the generality of the foregoing, (i) a grantee may elect to satisfy all or part of the foregoing withholding requirements by delivery of unrestricted shares of Common Stock owned by the grantee for at least six months (or such other period as the Committee may determine in its sole discretion) having a fair market value (determined as of the date of such delivery by the grantee) equal to all or part of the amount to be so withheld, provided that the Committee may require, as a condition of accepting any such delivery, the grantee to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the grantee incurring any liability under Section 16(b) of the Exchange Act; and (ii) the Committee may permit any such delivery to be made by withholding shares of Common Stock from the shares otherwise issuable pursuant to the award giving rise to the tax withholding obligation (in which event the date of delivery shall be deemed the date such award was exercised) having a fair market value (determined as of the date of such exercise).

        5.6   Adjustments Upon Changes in Capitalization.

        If and to the extent specified by the Committee, the number of shares of Common Stock which may be issued pursuant to awards under the Plan, the number of shares of Common Stock subject to awards, the option exercise price and appreciation base of options and stock appreciation rights theretofore granted under the Plan, and the amount payable by a grantee in respect of an award, shall be appropriately adjusted (as the Committee may determine) for any change in the number of issued shares of Common Stock or outstanding Units resulting from the subdivision or combination of shares of Common Stock or Units or other capital adjustments, or the payment of a stock dividend or Partnership distribution in the form of additional Units after the effective date of the Plan, or other change in such shares of Common Stock or Units effected without receipt of consideration ~~by the Company~~; provided that any awards covering fractional shares of Common Stock or Units resulting from any such adjustment shall be eliminated and provided further, that each incentive stock option granted under the Plan shall not be adjusted in a manner that causes such option to fail to continue to qualify as an "incentive stock option" within the meaning of Code section 422. Adjustments under this Section shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

        5.7   Right of Discharge Reserved.

        Nothing in the Plan or in any Plan agreement shall confer upon any person the right to continue in the service of the Partnership or any Affiliate or affect any right which the Partnership or any Affiliate may have to terminate the service of such person.

        5.8   No Rights as a Stockholder.

        No grantee or other person shall have any of the rights of a stockholder of the Company with respect to shares subject to an award until the issuance of a stock certificate to him for such shares. Except as otherwise provided in Section 5.6, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued. In the case of a grantee of an award which has not yet vested, the grantee shall have the rights of a stockholder of the Company if and only to the extent provided in the applicable Plan agreement.

        5.9   Nature of Payments.

        (a)    Any and all awards or payments hereunder shall be granted, issued, delivered or paid, as the case may be, in consideration of services performed for the Partnership or its Affiliates by the grantee.

        (b)   No such awards and payments shall be considered special incentive payments to the grantee or, unless otherwise determined by the Committee, be taken into account in computing the grantee's salary or compensation for the purposes of determining any benefits under (i) any pension, retirement, life insurance or other benefit plan of the Partnership or any Affiliate or (ii) any agreement between the Partnership or any Affiliate and the grantee.

        (c)    By accepting an award under the Plan, the grantee shall thereby waive any claim to continued exercise or vesting of an award or to damages or severance entitlement related to non-continuation of the award beyond the period provided herein or in the applicable Plan agreement, notwithstanding any contrary provision in any written contract with the grantee, whether any such contract is executed before or after the grant date of the award.

        5.10 Non-Uniform Determinations.

        The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Plan agreements, as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan, (c) the exercise by the Committee of its discretion in respect of the exercise of stock appreciation rights pursuant to the terms of the Plan, and (d) the treatment of leaves of absence pursuant to Section 2.7(c).

        5.11 Other Payments or Awards.

        Nothing contained in the Plan shall be deemed in any way to limit or restrict the Partnership, any Affiliate or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

        5.12 Reorganization.

        (a)    In the event that the Company is merged or consolidated with another corporation and, whether or not the Company shall be the surviving corporation, there shall be any change in the shares of Common Stock by reason of such merger or consolidation, or in the event that all or substantially all of the assets of the Company are acquired by another person, or in the event of a reorganization or liquidation of the Company (each such event being hereinafter referred to as a "Reorganization Event") or in the event that the Board ~~of Directors of the Company (the "Board")~~ shall propose that the Company enter into a Reorganization Event, then the Committee may in its sole discretion, by written notice to a grantee, provide that his options and stock appreciation rights will be terminated unless exercised within 30 days (or such longer period as the committee shall determine in its sole discretion) after the date of such notice; provided that if the Committee takes such action the Committee also shall accelerate the dates upon which all outstanding options and stock appreciation rights of such grantee shall be exercisable. The Committee also may in its sole discretion by written notice to a grantee provide that all or some of the restrictions on any of his awards may lapse in the event of a Reorganization Event upon such terms and conditions as the Committee may determine.

        (b)   Whenever deemed appropriate by the Committee, the actions referred to in Section 5.12(a) may be made conditional upon the consummation of the applicable Reorganization Event.

        5.13 Section Headings.

        The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

        5.14 ~~Term~~Effective Date and Duration of the Plan.

        ~~This~~(a) The Plan shall ~~terminate~~become effective on ~~December 31, 2013, and no awards shall thereafter~~ the date it is approved by the Company's stockholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No awards shall be made under the Plan~~. Notwithstanding the foregoing, all awards made under~~ prior to its effective date. If the Company's stockholders fail to approve the Plan ~~prior to such termination date~~ within 12 months of its approval by the Board, the Plan shall be of no further force or effect.

        (b)   The Plan shall remain in effect until ~~such~~all Shares subject to it shall be distributed, all awards have ~~been satisfied~~expired or terminated, the Plan is terminated pursuant to Section 5.1(a), or December 31, 2018, whichever occurs first (the "Termination Date"). Awards made before the Termination Date will continue to be outstanding in accordance with ~~the~~their terms ~~and provisions of the Plan and~~unless limited in the applicable Plan agreement.

        5.15 Governing Law.

        THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

        5.16 Repricing of Options.

        Except in connection with a corporate transaction involving the ~~company~~Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without stockholder approval.

        5.17 Exception to Certain Limitations

        Notwithstanding the limitations contained in the proviso to the second sentence of Section 3.1(a) and the last sentence of Section 3.3(a) concerning minimum periods of service for vesting or minimum periods for Performance Cycles ~~and the provisions of Section 4.3(a) which permit the Company or the Board to reduce the three-year vesting period if grantee dies or becomes disabled~~, restricted stock awards and performance unit awards may be made with vesting periods based on service periods of less than thirty-six consecutive months or Performance Cycles of less than twelve consecutive months as long as the aggregate number of shares subject to such shorter periods does not exceed five percent of the maximum number of shares set forth in Section 1.5(a).

        5.18 Code Section 409A.

        (a)    If as of the date his employment terminates, a grantee is a "key employee" within the meaning of Code section 416(i), without regard to paragraph 416(i)(5) thereof, and if the Company has stock that is publicly traded on an established securities market or otherwise, any deferred compensation payments otherwise payable under this Plan because of his termination of service (for reasons other than death or disability) will be suspended until, and will be paid to the grantee on, the first day of the seventh month following the month in which the grantee's last day of employment occurs. For purposes of this Plan, "deferred compensation" means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Code section 409A.

        (b)   The Plan and any Plan agreements shall be interpreted and applied in a manner consistent with the applicable standards for nonqualified deferred compensation plans established by Code section 409A and its interpretive regulations and other regulatory guidance. To the extent that any terms of the Plan or a Plan agreement would subject the grantee to gross income inclusion, interest, or additional tax pursuant to Code section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code section 409A standards.

        5.19 Rule 16b-3.

        It is intended that the Plan and all awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and awards to comply with Rule 16b-3 promulgated under the Exchange Act Rule. If any provision of the Plan or of any award would otherwise frustrate or conflict with the intent expressed in this Section 5.19, that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to grantees subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

        5.20 Forfeiture and Compensation Recovery.

        Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Plan agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0000136737_1 R1.0.0.11699 SIMON PROPERTY GROUP, INC. 225 WEST WASHINGTON STREET INDIANAPOLIS, IN 46204 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 16, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 16, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR all of the following nominees: For Against Abstain 1. Election of Directors 1a Melvyn E. Bergstein 1b Larry C. Glasscock 1c Karen N. Horn, Ph.D. 1d Allan Hubbard 1e Reuben S. Leibowitz 1f Daniel C. Smith, Ph.D. 1g J. Albert Smith, Jr. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Annual advisory vote to approve executive compensation. 3 Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012. For Against Abstain 4 Approval of the Simon Property Group 1998 Stock Incentive Plan, as amended and restated. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. PROPERTY GROUP, INC.

0000136737_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . SIMON PROPERTY GROUP, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2012 The stockholder hereby appoints David Simon and J. Albert Smith, Jr., or either of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Simon Property Group, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., Eastern Daylight Time, on May 17, 2012, at 225 WEST WASHINGTON STREET, INDIANAPOLIS, INDIANA, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE FOR ELECTION TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR PROPOSAL 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side